Exhibit 10.3

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

ORBCOMM Inc., a Delaware corporation

and

MobileNet, Inc., a Georgia corporation

William J. Purdie III

and

Ruby W. Purdie

Dated March 13, 2013

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
1.1. Specified Definitions	1
1.2. Other Terms	11
1.3. Other Definitional Provisions	11
ARTICLE 2 PURCHASE AND SALE OF ASSETS	12
2.1. Description of Purchased Assets	12
2.2. Retained Assets	14
2.3. Reliance	14
ARTICLE 3 ASSUMPTION AND NON-ASSUMPTION OF LIABILITIES	14
3.1. Description of Assumed Liabilities	14
3.2. Non-Assumption of Liabilities	15
3.3. Liabilities With Respect to Personnel Matters	16
ARTICLE 4 PURCHASE PRICE AND PAYMENT	17
4.1. Purchase Price	17
4.2. Payment of Purchase Price and Assumption of Assumed Liabilities	18
4.3. Purchase Price Adjustments	18
4.4. Earnout	20
4.5. Receivables	22
4.6. Allocation of Purchase Price	22
4.7. ORBCOMM Stock	22
4.8. Withholding Tax	23
ARTICLE 5 THE CLOSING	24
5.1. The Closing	24
5.2. Closing Date	24
5.3. Deliveries by Sellers	24
5.4. Deliveries by Purchaser	25
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SELLERS	25
6.1. Due Organization and Authority; Subsidiaries	25
6.2. Qualification	26
6.3. Organizational Documents and Company Records	26
6.4. Financial Statements	26
6.5. Authority to Execute and Perform Agreement	26
6.6. Absence of Certain Liabilities	27
6.7. Absence of Certain Changes or Events	27
6.8. Title to Assets and Properties; Condition	29
6.9. Permits and Licenses	29
6.10. Intellectual Property	30
6.11. No Conflict of Interest	33
6.12. Labor Relations; Officers and Employees	34
6.13. Employee Benefits	34
6.14. Environmental Matters	35
6.15. Taxes	36
6.16. Legal Proceedings	37
6.17. Contracts	37
6.18. Compliance with Laws, Certifications	39

i

6.19. Insurance	40
6.20. Fees or Commissions	40
6.21. Illegal Payments	40
6.22. Suppliers and Customers	40
6.23. Inventories	41
6.24. Real Property	41
6.25. Assigned Receivables	42
6.26. Disclosure	42
6.27. Accredited Investor	42
6.28. Investment Intent	42
6.29. Investment Decision	42
6.30. Transfer Restrictions	42
ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF PURCHASER	43
7.1. Organization	43
7.2. Authority to Execute and Perform Agreement	43
7.3. Fees or Commissions	43
7.4. Orders	43
7.5. Sufficiency of Funds	43
7.6. Valid Issuance	44
7.7. SEC Reports; Financial Statements	44
7.8. Absence of Changes	44
7.9. Governmental Authorizations	44
ARTICLE 8 COVENANTS	45
8.1. Conduct of the Business	45
8.2. Examinations and Investigations, Confidentiality Agreement	46
8.3. Certain Filings, Consents and Action	46
8.4. Public Announcement	47
8.5. Acquisition Proposals	47
8.6. Further Assurances	47
8.7. Financial Information	48
8.8. Third Party Consents	48
8.9. Bulk Sales Law	48
8.10. Cessation of Use of Names; Telephone; Domain Names	48
8.11. Tax Cooperation	48
8.12. Access to Records	49
ARTICLE 9 CONDITIONS TO OBLIGATIONS OF PURCHASER	49
9.1. Representations and Warranties True as of the Closing Date	49
9.2. Performance by Sellers	49
9.3. Authority	49
9.4. Consents	49
9.5. Assumed Contracts and Assigned Rights	49
9.6. Absence of Litigation	49
9.7. No Material Adverse Change	50
9.8. Title	50
9.9. Agreement with the Key Employee and Acceptance by a Transferred Employee	50
9.10. Due Diligence	50

9.11. Certificate of Indebtedness	50
9.12. Discharge of Liens	50
9.13. Tax Clearance Certificate	50
9.14. Other Agreements	51
9.15. FIRPTA Certificate	51
9.16. Escrow Agreement	51
9.17. Proceedings and Documents Satisfactory	51
ARTICLE 10 CONDITIONS TO OBLIGATIONS OF SELLERS	51
10.1. Representations and Warranties True as of the Closing Date	51
10.2. Performance by Purchaser	51
10.3. Authority	51
10.4. Absence of Litigation	52
10.5. Other Agreements	52
10.6. Escrow Agreement	52
10.7. Proceedings and Documents Satisfactory	52
10.8. Due Diligence	52
10.9. No Material Adverse Change	52
ARTICLE 11 INDEMNIFICATION	52
11.1. Survival of Representations and Warranties; Remedies	52
11.2. Indemnification by Sellers	52
11.3. Indemnification by Purchaser	53
11.4. Indemnification Procedures	53
11.5. Method and Manner of Paying Indemnity Claims	54
11.6. Limitations on Indemnification	55
11.7. Exclusive Remedy	57
ARTICLE 12 TERMINATION	57
12.1. Termination of Agreement	57
12.2. Rights upon Termination	58
ARTICLE 13 CONFIDENTIALITY AND NON-SOLICITATION	59
13.1. Confidential Information	59
13.2. Agreement Not To Disclose Confidential Information	59
13.3. Agreement Not To Interfere With Relationships	59
13.4. Agreement Not To Solicit Employees	59
13.5. Enforceability	60
ARTICLE 14 MISCELLANEOUS	60
14.1. Benefit and Assignment	60
14.2. Governing Law	60
14.3. Specific Performance	60
14.4. Expenses and Taxes	60
14.5. Counterparts	60
14.6. Headings	61
14.7. Amendment, Modification and Waiver	61
14.8. Schedules	61
14.9. Entire Agreement	61
14.10. Sellers’ and Purchaser’s Acknowledgment	61
14.11. Notices	61
14.12. Disclaimer of Warranties	62

SCHEDULES & EXHIBITS

Schedule 3.3

Schedule 4.6

Schedule 6.2

Schedule 6.5

Schedule 6.7

Schedule 6.8.1

Schedule 6.9

Schedule 6.10.1

Schedule 6.10.2

Schedule 6.10.3

Schedule 6.10.4

Schedule 6.10.5

Schedule 6.10.6

Schedule 6.11

Schedule 6.12

Schedule 6.12.2

Schedule 6.13.1

Schedule 6.14

Schedule 6.15

Schedule 6.16

Schedule 6.17

Schedule 6.17.4

Schedule 6.19

Schedule 6.22

Exhibit 2.1.3

Exhibit 2.1.6(a)

Exhibit 2.1.6(b)

Exhibit 2.2.9

Exhibit 9.4

Exhibit 9.5

Exhibit 9.16

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made as of the 13th day of March, 2013, by and among ORBCOMM Inc., a Delaware corporation with its principal place of business at 395 W. Passaic Street, Suite 325, Rochelle Park, New Jersey 07662 (“Purchaser”), MobileNet, Inc., a Georgia corporation with its principal place of business at 13000 Deerfield Parkway, Suite 325, Milton, Georgia 30004 (the “Company”) and William J. Purdie III and Ruby W. Purdie, individual residents of Georgia with an address at 1985 Birmingham Road, Milton, Georgia 30004 (collectively referred to as the “Stockholder”). The Company and the Stockholder are referred to herein collectively as the “Sellers” and each is singly, a “Seller”.

Background Information

A. Sellers wish to sell certain of the Company’s assets related to and used in the business conducted by the Company, including its business of design, development, manufacture and marketing of mobile asset tracking and management tools and services (the “Business”) and Purchaser (or a wholly-owned subsidiary of Purchaser, formed to receive the Purchased Assets and operate the Business after the Closing) wishes to purchase such assets.

B. As of January 18, 2013, Sellers and Purchaser entered into a letter of intent, which letter of intent contemplates the execution of a definitive purchase agreement among the parties.

C. This Agreement is the definitive purchase agreement contemplated by the letter of intent.

Statement of Agreement

In consideration of the foregoing premises and the mutual covenants of the parties contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1. Specified Definitions.

As used in this Agreement, the following capitalized terms have the meanings specified below:

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person means the possession of the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Asset Sale” means the sale of the Purchased Assets to Purchaser at the Closing in accordance with the terms and conditions of this Agreement.

“Assigned Rights” shall have the meaning set forth in Section 2.1.10.

“Assigned Receivables” shall have the meaning set forth in Section 2.1.8.

“Assumed Contracts” shall have the meaning set forth in Section 2.1.6.

“Assumed Liabilities” shall have the meaning set forth in Section 3.1.

“Balance Sheet” shall have the meaning set forth in Section 6.4.

“Balance Sheet Date” shall have the meaning set forth in Section 6.4.

“Benefit Arrangement” means a plan, program, agreement, arrangement or practice providing for bonuses, incentive compensation, deferred compensation, vacation pay, severance pay, restricted stock, stock options, tuition reimbursement or any other material perquisite or employee benefit (other than a Plan) maintained or sponsored by the Company for the benefit of employees employed in the Business.

“Business” shall have the meaning specified in the Background Information.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§9601 et. seq., as amended, and the rules and regulations promulgated thereunder.

“Certificate of Indebtedness” shall have the meaning set forth in Section 9.11

“Claims” shall have the meaning specified in Section 6.16.

“Closing” shall have the meaning specified in Section 5.1.

“Closing Cash Amount” shall have the meaning specified in Section 4.2.1.

“Closing Date” shall have the meaning specified in Section 5.2.

“Closing ORBCOMM Stock” means the number of shares of Purchaser common stock, rounded up to the next whole number, equal to the quotient of (i) $1,500,000, divided by (ii) $4.5545; provided, however, that the number of shares of Purchaser common stock shall be proportionately adjusted in the event of a stock split, stock dividend or similar stock transaction affecting the shares of Purchaser common stock between the date of this Agreement and the Closing Date.

“COBRA” shall have the meaning specified in Section 6.13.9.

“Code” means the Internal Revenue Code of 1986, as amended or recodified, and regulations promulgated thereunder.

“Company’s Proposed Calculations” shall have the meaning specified in Section 4.3.4.

“Confidential Information” shall have the meaning specified in Section 13.1.

“Confidentiality Agreement” means that certain Confidentiality Agreement between the Company and Purchaser effective as of August 28, 2012.

“Contracts” means and includes (i) all contracts, licenses, leases, indentures, deeds, instruments, joint venture, environmental indemnity and other agreements, commitments and all other legally binding arrangements of the Company, and (ii) without limitation of clause (i), all legally binding bids, quotations, proposals or other offers of the Company, whether oral or written, but in any event excluding Permits, Plans, Benefit Arrangements and any contract relating to any Indebtedness.

“Current Employees” shall have the meaning specified in Section 3.3.1.

“Deductible Amount” shall have the meaning specified in Section 11.6.1.

“Developed Software” shall have the meaning specified in Section 6.10.6.11.

“Documentation” means user guides, manuals, and written instructions for the Software, and any other written materials in any media that explain how the Software runs.

“Due Diligence” shall have the meaning specified in Section 8.2.

“Earnout Amounts” shall have the meaning specified in Section 4.4.5.

“Earnout Period” shall mean each of the two one-year periods ending, respectively, on (i) March 31, 2014, and March 31, 2015 if the Closing occurs on or before March 31, 2013; or (ii) April 30, 2014 and April 30, 2015 if the Closing occurs after March 31, 2013.

“Earnout Statement” shall have the meaning specified in Section 4.4.1.

“Environmental Claim” means any notice, claim, demand or other communication (collectively, a “claim”) alleging or asserting Liability for Remedial Action costs, damages to natural resources or other property, personal injuries, fines or penalties, arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Substance, in, on or under any property, whether or not owned, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law including, without limitation, violation of a Permit or failure to obtain a Permit. The term “Environmental Claim” shall include, without limitation, any claim by any Governmental Authority for enforcement, Remedial Action or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Substances in, on or under any property, whether or not owned, or arising from actual or alleged injury or threat of injury to property, health, safety or the environment in relation to Hazardous Substances in, on or under any property, whether or not owned.

“Environmental Law” means any past or present Law, Order or common law relating to the protection of the environment, natural resources, human health or safety, such as the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq., as amended; the Resource Conservation and Recovery Act 42 U.S.C. §§ 6901 et seq., as amended; the Clean Water Act, 33 U.S.C. §§ 1251 et seq., as amended; the Clean Air Act, 42 U.S.C. §§ 7401 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., as amended, the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq., as amended,; and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as amended.

“Environmental Liability” means and includes, with respect to any Person, (i) any Liability of such Person, whether now existing or hereafter arising at any time, (x) under any Environmental Law or under any Permit issued pursuant to any Environmental Law (including without limitation for any violation or alleged violation of any such Environmental Law or Permit), or (y) without limitation of the generality of subclause (x), in connection with any Remedial Action, and (ii) without limiting the generality of clause (i), any Environmental Claim made against such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“Erroneous Party” shall have the meaning specified in Section 4.3.4.

“Escrow Agreement” shall have the meaning specified in Section 9.16.

“Escrow Amount” shall mean one-half of the Closing ORBCOMM Stock, rounded up to the next whole number.

“Final Adjustment” shall have the meaning specified in Section 4.3.5.

“Financial Statements” shall have the meaning specified in Section 6.4.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any agency, board, bureau, court, commission, department, instrumentality or administration of any foreign government, the United States government, the government of any state, province, district, territory or possession of the United States or any other country and any local or other governmental body or any political subdivision of any of the foregoing.

“Hazardous Substance” means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, and polychlorinated biphenyls (PCBs); (ii) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants,” “solid wastes,” “wastes” or words of similar import under any Environmental Law; and (iii) any other chemical or other material or substance, for which handling, disposal, treatment, storage, transportation, release, exposure to, or presence or migration is now or hereafter prohibited, limited or regulated by, or would result in liability pursuant to, any Environmental Law.

“Indebtedness” of any Person, means, without duplication: (i) the principal of and interest upon and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding accounts payable, other current liabilities and deferred revenue of such Person arising in the ordinary course of business of such Person); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; and (iv) all obligations of the type referred to in clauses (i) through (iii) of any third party for the payment of which such Person is responsible or liable, directly or indirectly, whether as an obligor, guarantor or in some other similar capacity.

“Indemnified Amount” shall have the meaning specified in Section 11.5.1.

“Indemnified Party” shall have the meaning specified in Section 11.4.1.

“Indemnifying Party” shall have the meaning specified in Section 11.4.1.

“Indemnity Claim” shall have the meaning set forth in Section 11.4.1.

“Independent Accounting Firm” shall have the meaning specified in Section 4.3.4.

“Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all domestic and foreign patents, patent applications, and patent disclosures and licenses to patents owned by others, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith and licenses to copyrights owned by others, (iii) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, bills of material, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (iv) all trademarks, service marks, trade dress, logos, trade names, internet domain names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (v) all Software and licenses to Software owned by others; (vi) all intellectual property rights arising from or in respect of Technology, and (vii) all copies and tangible embodiments thereof (in whatever form or medium); together with the goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under applicable Laws including the right to sue for, collect damages, settle and release claims for past, present, and future infringement, including without limitation, the right to sue to enjoin infringement, and (viii) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (i) – (vii) above.

“Interim Balance Sheet” shall have the meaning specified in Section 6.4.

“Interim Balance Sheet Date” shall have the meaning specified in Section 6.4.

“Interim Financials” shall have the meaning specified in Section 6.4.

“Initial Closing Statement” shall have the meaning specified in Section 4.3.1.

“Inventories” shall have the meaning specified in Section 2.1.2.

“Key Employee” means William J. Purdie III.

“Law” means any law, statute, rule, regulation, ordinance, policy, guidance, common law or other pronouncement having the effect of law of any Governmental Authority, in effect from time to time.

“Leased Real Property” means the office space leased by the Company from CAT-ATL Owner LLC and located at 13000 Deerfield Parkway, Suite 325, Milton, Georgia (together with any associated leasehold improvements).

“Liabilities” means, as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent, known or unknown, of such Person, whether accrued, vested or otherwise, whether in contract, tort (including without limitation toxic tort), strict liability or otherwise and whether or not actually reflected, or required by GAAP to be reflected, in such Person’s balance sheets or other books and records.

“Licenses In” shall have the meaning specified in Section 6.10.2.

“Licenses Out” shall have the meaning specified in Section 6.10.3.

“Lien” means any pledge, mortgage, security interest, charge against, encumbrance, or lien upon any of the Purchased Assets or upon the income or profits therefrom, in each case to secure payment of any Indebtedness or debt or performance of any obligation.

“Losses” means any and all claims, losses, damages, liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any reasonable costs and expenses, including, without limitation, attorney’s and other advisors’ fees and disbursements; provided, however that, in no event shall Losses include amounts that are consequential, in the nature of lost profits, diminution in the value of the Business (based on multiples of revenues or earnings), special or punitive or otherwise not actual damages, other than such amounts that are components of claims against an Indemnified Party in actions by third parties to the extent that any such claim is subject to indemnification pursuant to Article 11.

“Machinery and Equipment” shall have the meaning specified in Section 2.1.1.

“Material Adverse Change” with respect to the Company means any material adverse change in the financial condition, assets, liabilities, results of operations or prospects of the Business. A “Material Adverse Change” with respect to the Purchaser means a material adverse change in the financial condition, results of operation or prospects of the Purchaser’s business.

“Material Adverse Effect” means a material adverse effect on the financial condition, assets, liabilities, results of operations, or prospects of the Business.

“MobileNet Service Revenues” means net service revenues recognized by Purchaser and its Affiliates in accordance with GAAP (which, for the avoidance of doubt, includes amortization of deferred service revenues (including deferred revenues from Assigned Receivables) into the measurement period, but does not include service revenues invoiced during the measurement period for which service will be rendered in a subsequent period as required by GAAP) during the relevant Earnout Period which result from the provision of communication, monitoring and activation services (which expressly exclude any revenue from the sale of equipment or other items of tangible personal property) which utilize technology included within the Purchased Assets which has not been utilized by Purchaser prior to the acquisition of the Purchased Assets and is not in the public domain or commercially available from other sources. Further, for avoidance of doubt, MobileNet Service Revenues expressly include service revenues, calculated in accordance with the previous sentence, resulting from the provision of communication, monitoring and activation services (A) provided to Persons who were customers of the Company at or prior to the Closing Date for use in monitoring heavy equipment (examples of which would be backhoes, cranes, railroad maintenance-of-way equipment, rail cars used in the transport of railroad construction equipment and railroad parts trailers); (B) provided to heavy equipment customers of Purchaser to the extent attributable to utilization of the Company’s portal which is included in the Purchased Assets, or (C) which relate to consulting, system design, licensing or support fees for services included in clauses (A) or (B) immediately preceding. Notwithstanding anything to the contrary, MobileNet Service Revenues expressly exclude revenues resulting from providing services with respect to rail cars (except rail cars used as the transport of railroad construction equipment), locomotives, trucks, trailers (except railroad parts trailers) and intermodal containers. In cases where services included in MobileNet Service Revenues are invoiced together with charges for other services or equipment, the portion of the amount invoiced to MobileNet Service Revenues shall be allocated in accordance with GAAP.

“Multiemployer Plan” means a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA which is maintained, sponsored or contributed to by the Company for the benefit of any employee employed in the Business.

“Net Working Capital” means, (i) the Inventories and Assigned Receivables in each case included in the Purchased Assets, minus (ii) the deferred revenue obligations (valued at the portion of the full invoiced amounts attributable to services to be rendered by the Business after the Closing Date) and a warranty reserve in the amount of $5,000 in each case as included in the Assumed Liabilities, all calculated in accordance with GAAP (other than the $5,000 warranty reserve).

“Notice of Disagreement” shall have the meaning specified in Section 4.4.4.

“Object Code” means the machine language readable format of the Software together with any modifications, enhancements, upgrades, updates, additions and derivatives thereof.

“OFAC Regulations” shall have the meaning specified in Section 6.18.4.

“ORBCOMM Stock” means both the Closing ORBCOMM Stock and any shares of Purchaser common stock issuable pursuant to Section 4.4 hereof.

“Order” means any writ, judgment, decree, injunction or similar order or binding settlement of or with any Governmental Authority, in each case whether preliminary or final.

“Ordinary Course of Business” means in the ordinary course of the Business consistent with past practice (including with respect to quantity and frequency); however, for the avoidance of any doubt, any costs of accounting, legal and other third party consultants incurred in connection with the transactions contemplated by this Agreement shall not be considered costs incurred in the Ordinary Course of Business.

“Owned Intellectual Property” means Intellectual Property and rights therein owned by the Company.

“Permit” means any permit, license, franchise, approval and authorization issued or granted by a Governmental Authority.

“Permitted Liens” means (i) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or being contested in good faith by appropriate proceedings, and (ii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar liens arising or incurred in the Ordinary Course of Business which secure the payment of Assumed Liabilities which are not past due or are being contested in good faith by appropriate proceedings.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

“Plan” means any “employee benefit plan” as such term is defined in Section 3(3) of ERISA, other than a Multiemployer Plan, (a) which is maintained by the Company; (b) to which the Company contributes or is obligated to contribute on behalf of employees employed in the Business; or (c) for the benefit of any employee employed in the Business.

“Pre-Closing Tax Periods” means taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date.

“Prepaid Items” shall have the meaning specified in Section 2.1.5.

“Products” means all items or services currently sold or offered for sale by the Company as of the date of this Agreement.

“Proposed Contracts” shall have the meaning set forth in Section 6.17.2.

“Purchase Price” shall have the meaning specified in Section 4.1.

“Purchase-Price Limited Losses” shall have the meaning specified in Section 11.6.1.

“Purchased Assets” shall have the meaning specified in Section 2.1.

“Purchaser” shall have the meaning specified in the Preamble.

“Purchaser’s Proposed Calculations” shall have the meaning specified in Section 4.3.4.

“Real Property Leases” shall have the meaning specified in Section 6.24.2.

“Release” means any releasing, spilling, leaking, discharging, disposing of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape, and includes any “release” as defined in CERCLA.

“Remaining Disputed Items” shall have the meaning specified in Section 4.3.4.

“Remedial Action” means any action to clean up, investigate, monitor, abate, transport, remove, treat or in any other way address or respond to any Hazardous Substances.

“Representation and Warranty Cap” shall have the meaning specified in Section 11.6.2.

“Representation and Warranty Losses” shall have the meaning specified in Section 11.6.1.

“Retained Assets” shall have the meaning specified in Section 2.2.

“Retained Contracts” shall have the meaning specified in Section 2.1.6.

“Retained Liabilities” shall have the meaning specified in Section 3.2.

“Retained Records” shall have the meaning specified in Section 2.2.4.

“Retained Receivables” shall have the meaning specified in Section 2.2.2.

“Schedules” means the disclosure schedules delivered to Purchaser in connection herewith.

“Securities Act” means the Securities Act of 1933, as amended from time to time, including the rules and regulations promulgated thereunder.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Reports” shall have the meaning specified in Section 7.7.

“Seller” shall have the meaning specified in the Preamble.

“Sellers’ Knowledge” or the “Knowledge of Sellers” means matters actually known, after reasonable inquiry, by William J. Purdie III or Matthew Mueller, or as reflected in the business records of any of the Sellers; provided that such reasonable inquiry shall not impose an obligation on Sellers to conduct a search of issued patents, registered trademarks or other registered Intellectual Property unless such individuals have been put on notice with respect to such matters.

“Software” means the object and source code versions of computer programs and associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation including the Documentation, Object Code, and Source Code.

“Source Code” for Software means the source code programming statements and instructions written by the programmer(s), including comments, remarks, and any other documentation embedded within the source code, that are in human readable form and not yet compiled into machine language, in electronic media or hard copy form and related programmer-level documentation for the computer programs that are sufficient to enable a competent programmer to understand all details pertaining to the algorithms embodied in the operation of the computer programs and other proprietary technology, together with any modifications, enhancements, additions, upgrades, updates and derivatives thereof.

“Subsidiary” means, as to any specified Person, another Person, where an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such specified Person.

“Target Net Working Capital” means $150,000.00.

“Tax” means all federal, state, local, foreign and other income, gross receipts, commercial activity, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by a Governmental Authority, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Clearance Certificate” shall have the meaning specified in Section 9.13.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software, programs, models, routines, databases, tools, inventions, creations, improvements, works of authorship, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Third Party Claim” shall have the meaning specified in Section 11.4.2.

“Transferred Employees” shall have the meaning specified in Section 3.3.1.

1.2. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3. Other Definitional Provisions. The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.3.1. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

1.3.2. The terms “dollars” and “$” shall mean United States dollars.

1.3.3. As used herein: (i) the phrases “date of this Agreement” and “date hereof” and any other phrases of similar import shall mean the date that first appears in the Preamble at the top of page 1 of this Agreement; and (ii) unless the context otherwise requires, the word “or” is not exclusive.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1. Description of Purchased Assets. On the terms and subject to the conditions herein expressed, the Company shall sell, convey, transfer, assign, set over and deliver to Purchaser on the Closing Date, and Purchaser shall purchase and accept, all of the assets, rights and interests (except the Retained Assets hereinafter described and defined in Section 2.2 below) then owned, possessed or operated by the Company and used, usable or intended for use in the operation of the Business, tangible and intangible, of every kind, nature and description, and wheresoever situated, whether or not any of the foregoing assets are carried or reflected on the books of the Company as of the time of assignment, transfer and conveyance to Purchaser, including without limitation the following:

2.1.1. Machinery and Equipment. All machinery, equipment, vehicles, computers and computer hardware, product testing equipment, office furniture, trade fixtures, leasehold or other improvements to real property and other fixed or tangible assets, which are used, usable or intended for use in the operation of the Business (the “Machinery and Equipment”);

2.1.2. Inventories. All inventories of the Company, including without limitation merchandise, raw materials, work in process, finished goods, supplies, component parts, including such items in the possession of contract manufacturers or other third parties which are identified to contracts of the Company, production and office supplies, stationery and other imprinted material, marketing and promotional materials (whether stored electronically or electromagnetically, in written form or otherwise) existing on the Closing Date which are used, usable or intended for use in the operation of the Business (the “Inventories”);

2.1.3. Intangible Property. All Owned Intellectual Property, all rights in internet web sites and internet domain names, all computer files of information stored electronically or electromagnetically including those stored in memory or on discs or other repositories, the right to receive mail and other communications and shipments of merchandise addressed to the Company, all of the Company’s right, title and interest in the name “MobileNet” and the goodwill associated therewith, and the right to those telephone numbers listed on Exhibit 2.1.3;

2.1.4. Business Records. All data and records related to the Business, wherever located and whether in tangible or electronic form, including but not limited to lists of past, present and prospective customers and records, data and information pertaining thereto which were or are used, usable or intended for use in the operation of the Business, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and databases, files and records relating to the Transferred Employees, but excluding the Retained Records;

2.1.5. Prepaid Items. All deposits delivered to third parties by the Company with respect to the Business (including without limitation those in respect of any lease of real or personal property of the Business) or advances paid by the Company with respect to the Business, including without limitation deferred charges and other prepaid items (the “Prepaid Items”);

2.1.6. Contracts. All rights and benefits of or in favor of the Company resulting or arising from any Contracts or Permits of the Company, regardless of when accruing or accrued, including but not limited to those listed on Exhibit 2.1.6(a) (“Assumed Contracts”), except that any Contract which cannot be transferred or assigned without the consent of a Governmental Authority or other third party which consent the Company has not obtained prior to Closing as provided in Section 5.3.9 shall be treated as provided in Section 8.9; and except for rights under Contracts listed on Exhibit 2.1.6(b) (“Retained Contracts”);

2.1.7. Insurance. Any insurance proceeds, and any rights thereto, paid before the Closing or payable to the Company after the Closing Date pursuant to any contract of insurance as a result of damage to or loss of any of the assets owned or operated by the Company that are to be, or in the absence of loss would otherwise have been, sold to Purchaser hereunder, but only if such damage or loss results from an occurrence prior to the Closing and only to the extent such assets are not replaced at the Company’s expense prior to the Closing;

2.1.8. Receivables. All amounts billed by the Company prior to the Closing Date for services to be rendered by the Business after the Closing Date to the extent not collected on or before the Closing Date (the “Assigned Receivables”);

2.1.9. Causes of Action. All rights to causes of action, lawsuits, judgments, claims and demands of any nature in favor of the Company to the extent relating to the Purchased Assets and Assumed Liabilities, or the Business, including rights under guarantees, warranties, indemnities and similar rights in favor of the Company;

2.1.10. Benefits of Non-Competes. All of the benefits of and the rights to enforce the confidentiality, non-competition and non-solicitation covenants under contracts with current or former employees of or consultants to the Company, including but not limited to the Current Employees who do not become Transferred Employees (the “Assigned Rights”); and

2.1.11. Other. Except for the Retained Assets (defined in Section 2.2 below), all other interests to which the Company has any right by ownership, use or otherwise, or in which the Company has a conveyable or assignable interest on the Closing Date and the proceeds of any thereof, to the extent any such interests are used, usable or intended for use in the operation of the Business.

The assets, properties and interests of the Company to be sold, conveyed, transferred, assigned, set over and delivered to Purchaser at the Closing are hereinafter sometimes called the “Purchased Assets.”

2.2. Retained Assets Notwithstanding anything to the contrary contained in Section 2.1 above, the Purchased Assets exclude the following assets, which shall be retained by Sellers (the “Retained Assets”):

2.2.1. all cash, cash equivalents and short-term investments, except for any insurance proceeds payable to Purchaser under Section 2.1.7 and Prepaid Items;

2.2.2. All rights to collect accounts receivable of the Company for which, and to the extent, the Products or services were provided prior to the Closing Date (the “Retained Receivables”);

2.2.3. Sellers’ rights and proceeds under this Agreement and any agreements, certificates, or instruments to be executed hereunder;

2.2.4. The Company’s organizational documents, stockholder records, agreements or instruments governing the internal affairs between the Company and its stockholders, Plan records and files, databases and files and records relating to employees or personnel matters (except those relating to Transferred Employees) and all Tax Returns of the Company together with the records relating thereto (the “Retained Records”);

2.2.5. The Company’s rights to and claims for any income and franchise tax refunds and refunds of other Taxes paid prior to the Closing regardless of the timing of filing of any related Tax Return;

2.2.6. All assets of, and rights in connection with, the Plans;

2.2.7. Except to the extent otherwise provided in Section 2.1.7, all insurance policies and rights thereunder, including all insurance proceeds which the Company has a right to receive based upon events, circumstances or occurrences prior to the Closing;

2.2.8. All rights, claims and causes of action relating to any Retained Asset or any Retained Liability; and

2.2.9. Those assets listed on Exhibit 2.2.9.

2.3. Reliance. Purchaser’s purchase of the Purchased Assets is made in full reliance upon Sellers’ representations, warranties and covenants contained herein, and in particular, Sellers’ warranties and representations as set forth in Article 6 hereof.

ARTICLE 3

ASSUMPTION AND NON-ASSUMPTION OF LIABILITIES

3.1. Description of Assumed Liabilities. On the terms and subject to the conditions of this Agreement, Purchaser shall assume as of the Closing Date, and agree to pay and discharge in due course thereafter, and otherwise to perform in accordance with their requirements, the following, and only the following, debts, liabilities and obligations of the Company (the “Assumed Liabilities”) but only to the extent they are not Retained Liabilities:

3.1.1. deferred revenue obligations arising out of, accruing or resulting from the operation of the Business, the sale of Products (including services), or the use, ownership or operation of the Purchased Assets, in each case prior to the Closing Date, but only to the extent that such current liabilities were incurred in the Ordinary Course of Business and are included in the calculation of the Closing Date Net Working Capital;

3.1.2. obligations accruing after the Closing Date in respect of the Assumed Contracts which are assigned and transferred to, and assumed by, Purchaser at Closing (other than liability arising out of or relating to a breach or default occurring prior to the Closing Date); and

3.1.3. obligations to the Company’s customers under the written warranty policy attached to Schedule 6.17.4 given by the Company to its customers in the Ordinary Course of Business prior to the Closing Date in connection with Products sold or manufactured by the Company prior to the Closing Date, but only to the extent included in the calculation of the Closing Date Net Working Capital; provided however, that the cost of satisfying any warranty claims attributable to sales or Products manufactured prior to the Closing in excess of $5,000 (the amount included in the calculation of the Closing Date Net Working Capital) shall be borne by Sellers so long as the resolution of each such warranty claim is subject to Sellers’ consent (not to be unreasonably withheld) with the amount thereof to be paid by Sellers to the Purchaser first from the Escrow Amount, if any, second by deduction from any amounts payable to Sellers as provided in Section 4.4 if and to the extent finally determined but not yet paid, or third by wire transfer or delivery of other immediately available U.S. funds.

3.2. Non-Assumption of Liabilities. Notwithstanding the provisions of Section 3.1, Assumed Liabilities expressly do not include the following Liabilities of the Company (the “Retained Liabilities”); trade payables, account payables, accrued expenses and other current liabilities arising out of, accruing or resulting from the operation of the Business, the sale of Products or the use, ownership or operation of the Purchased Assets, in each case, prior to the Closing Date; all Taxes arising from or with respect to the Purchased Assets or the operation of the Business that are incurred in or attributable to any Pre-Closing Tax Period; any liability pursuant to any Environmental Law to the extent arising from or relating to any action, event, circumstance or condition occurring or existing on or prior to the Closing Date; any Indebtedness or guarantees thereof outstanding as of the Closing Date (except for obligations in respect of the Assumed Contracts to the extent assumed under Section 3.1.2 above); any liability arising under the Assumed Contracts with respect to any breach or default of the Company existing on or prior to the Closing Date; any liability arising out of or related to Products of the Company manufactured or sold prior to Closing, including product liability claims but excluding warranty claims assumed by Purchaser pursuant to Section 3.1.4; any Liability arising out of claims of infringement of any Intellectual Property to the extent attributable to infringements for periods prior to Closing; any Liability arising out of any Claim pending as of the Closing Date or arising out of any act or omission of the Company prior to the Closing Date; any Liability arising out of or resulting from the Company’s non-compliance with any Law or any Order of any Governmental Authority; any liability relating to any indemnification obligation of the Company with respect to its officers or directors; any liability of the Company relating to the Contracts under which Purchaser receives Assigned Rights under Section 2.1.10; all accrued but unpaid performance bonuses owed to the Company’s employees, any liability or obligation arising under any Retained Contract or Retained Asset; all obligations of the Company under Section 3.3.3 and liabilities in connection therewith; and any other debts, liabilities or obligations of the Company not expressly included in the Assumed Liabilities.

3.2.1. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers and nothing contained in this Agreement shall be construed as imposing, directly or indirectly, on Purchaser any liability or obligation for such debts, liabilities, or obligations of the Company.

3.3. Liabilities With Respect to Personnel Matters.

3.3.1. Employees. All employees currently employed by the Company in the operation of the Business are listed on Schedule 3.3 (the “Current Employees”). Purchaser shall offer employment to each of the Current Employees (other than the Key Employee), contingent in each case upon the Current Employee passing Purchaser’s customary background checks, with comparable salaries and comparable benefits in the aggregate to other employees of Purchaser with comparable duties and responsibilities (those Current Employees who pass the background check and accept Purchaser’s offer shall be referred to herein as “Transferred Employees”). Purchaser shall have the right to solicit the employment of the Current Employees and any former employee of the Company prior to the Closing and the Company shall use reasonable efforts to facilitate and to encourage the Current Employees to accept any substantially similar offer of employment made by Purchaser. Purchaser shall provide the Company with a list of all Current Employees who rejected an offer of employment from Purchaser.

3.3.2. Unused Vacation. The Company shall be responsible for all payments required under state law to the Company’s employees with respect to accrued but unused paid time off days as a result of the transactions contemplated in this Agreement. Accordingly, Transferred Employees shall have no unused paid time off or sick days with the Purchaser as of the Closing Date.

3.3.3. Non-Assumption. The Company shall be solely responsible for satisfying all legal obligations (whether arising under federal, state or local law or pursuant to contract) in connection with the employment by the Company of its employees prior or subsequent to the Closing Date, including without limitation any claims alleging age, sex or other discrimination, sexual harassment, violations of the Americans with Disabilities Act or similar type claims, and its termination of any employees, whether in connection with the consummation of the transactions contemplated by this Agreement or otherwise, and Purchaser shall have no obligation to satisfy any such obligations. Purchaser shall not assume, nor have any liability for or obligation to satisfy, any claims of the Company’s employees for any wages, salaries, fringe benefits or other compensation or benefits arising out of the employment by the Company of any such employees, including, without limitation, current or accrued liabilities, obligations or claims under or with respect to any pension, retirement, health benefit or other employee benefit plan, severance pay or payments, change in control or other similar bonus amounts, vacation and holiday pay or under any worker’s compensation, unemployment compensation or disability benefit law or any Liabilities of the Company arising by virtue of termination by the Company of employment of any employees of Sellers prior to, in connection with, or following the Closing. Sellers agree that the indemnification set forth in Section 11.2 hereof extends to and includes any and all Losses arising or incurred by reason of, or directly or indirectly resulting from, such termination of employment or the nonassumption of any liability as provided in this Section 3.3.

3.3.4. Employee Benefit Plans. Purchaser will not adopt, continue in effect, or assume any liability under, any Plan or Benefit Arrangement sponsored, created, administered or participated in by the Company with respect to, or for the benefit of, any of the Company’s employees and regardless of whether or not any such liability, obligation or claim arises as the result of any termination of, or withdrawal from, such Plan or Benefit Arrangement or by virtue of the transactions described in, and which are the subject of, this Agreement. The Company shall be responsible for all costs and expenses of sponsoring, maintaining, or terminating the Plans and Benefit Arrangements of the Company.

3.3.5. Unemployment Insurance. Except to the extent necessary or advisable to fulfill its obligations to any employee terminated by the Company and not rehired by Purchaser, the Company shall use reasonable efforts to cooperate with Purchaser to facilitate the transfer to Purchaser of any favorable account balances that the Company may have with respect to any state unemployment insurance.

3.3.6. Plan Participation. As of the Closing Date, all Transferred Employees shall be eligible to participate in the employee benefit plans and arrangements maintained by Purchaser, which are identified to each such Transferred Employee in his or her offer letter from Purchaser, according to the terms of each such plan. Purchaser shall give Transferred Employees full credit for purposes of eligibility, vesting and benefit accrual (other than benefit accrual under any defined benefit plan) under the employee benefit plans and arrangements maintained by Purchaser in which such Transferred Employees participate for such Transferred Employees’ service with the Company or its respective predecessors, except to the extent such credit would result in a duplication of benefits. With respect to any “welfare benefit plan” (as defined in Section 3(1) of ERISA) maintained by Purchaser in which Transferred Employees are eligible to participate, Purchaser shall waive any eligibility requirements or pre-existing condition limitations and give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such Transferred Employees with respect to similar plans maintained by the Company.

ARTICLE 4

PURCHASE PRICE AND PAYMENT

4.1. Purchase Price. The purchase price (“Purchase Price”) for the Purchased Assets shall equal the sum of the following, as adjusted as provided herein:

4.1.1. the Assumed Liabilities; plus

4.1.2. $3,500,000, subject to adjustment as provided in Section 4.3; plus

4.1.3. the Closing ORBCOMM Stock; plus

4.1.4. if and when earned, the Earnout Amounts.

4.2. Payment of Purchase Price and Assumption of Assumed Liabilities. On the Closing Date, the Purchaser shall assume the Assumed Liabilities and shall pay or cause to be paid or deliver or cause to be delivered:

4.2.1. to the Company by bank wire transfer of immediately available funds to an account designated in writing by the Company, an amount in cash equal to the sum of the following:

4.2.1.1. $3,500,000 adjusted as provided in Section 4.3 (the “Closing Cash Amount”); minus

4.2.1.2. the amount of any and all outstanding Indebtedness of the Company as of the Closing Date as determined by the Purchaser and to the extent set forth on the Certificate of Indebtedness;

4.2.2. to the Persons entitled thereto, all of the Indebtedness of the Company as determined by the Purchaser and to the extent set forth on the Certificate of Indebtedness;

4.2.3. the Escrow Amount into an escrow account pursuant to the terms of the Escrow Agreement; and

4.2.4. to the Company, the Closing ORBCOMM Stock less the Escrow Amount.

4.3. Purchase Price Adjustments.

4.3.1. Not less than five (5) days prior to the Closing, the Company shall have prepared and delivered to the Purchaser (i) a good faith estimate of the Net Working Capital as of the close of business on the Closing Date, prepared in accordance with GAAP for the Balance Sheet, except for the absence of footnotes (such statement, the “Initial Closing Statement”), and (ii) a certificate of the Company, (A) certifying that the Initial Closing Statement was prepared on the basis described in clause (i) above and (B) containing the Company’s estimate of the Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”). Commencing with Seller’s delivery of the Estimated Net Working Capital to Purchaser, Purchaser shall have reasonable access to the books and records and personnel of Seller and the opportunity to consult with Seller for purposes of confirming or disputing the Estimated Net Working Capital. If Purchaser shall disagree, in good faith, with any item set forth in the Estimated Net Working Capital or used to determine the Estimated Net Working Capital, then Purchaser and Seller shall work, in good faith, to reach agreement on such disputed items and the amounts as agreed to by Purchaser and Seller shall constitute the Estimated Net Working Capital. Notwithstanding the foregoing, Purchaser’s agreement with the Estimated Net Working Capital (or any item set forth therein or used to determine the Estimated Net Working Capital) shall not foreclose, prevent, limit or preclude any rights or remedy of Purchaser or Seller set forth in this Agreement.

4.3.2. If (i) the Estimated Net Working Capital is less than the Target Net Working Capital, the Closing Cash Amount shall be reduced by an amount equal to such deficiency or (ii) the Estimated Net Working Capital is greater than the Target Net Working Capital, the Closing Cash Amount shall be increased by an amount equal to such excess. Such adjustment shall be calculated based on the Initial Closing Statement and the certificate delivered pursuant to Section 4.3.1 above. The adjustment made at Closing pursuant to this Section 4.3.2 shall be subject to subsequent adjustment as provided in Sections 4.3.3., 4.3.4 and 4.3.5.

4.3.3. Within one hundred twenty (120) days after the Closing Date, the Purchaser shall cause its accountants to prepare, at Purchaser’s expense, and deliver to the Company a statement of the Net Working Capital as of the close of business on the Closing Date prepared in the manner described in Section 4.3.1 (the “Final Closing Statement”). The Purchaser’s accountants shall permit the Company’s accountants, subject to the execution by the Company and/or the Company’s accountants of any customary release or indemnification agreement required by the Purchaser’s accountants, at the earliest practicable date to review and make copies of all work papers, schedules and calculations used in the preparation thereof.

4.3.4. When the Purchaser delivers the Final Closing Statement, the Purchaser shall also deliver to the Company a certificate (i) certifying that the Final Closing Statement was prepared in accordance with the procedures set forth in Section 4.3.3 above, and (ii) containing the Purchaser’s calculations, based on the Final Closing Statement (the “Purchaser’s Proposed Calculations”), of the Net Working Capital as of the Closing Date (the “Closing Date Net Working Capital”). Within sixty (60) days after receipt of the Final Closing Statement and the accompanying certificate, the Company shall notify the Purchaser of its agreement or disagreement, as the case may be, with the Final Closing Statement and the accuracy of any of the Purchaser’s Proposed Calculations. If the Company disputes any aspect of the Final Closing Statement or the amount of any of the Purchaser’s Proposed Calculations, then the Company shall have the right to direct its independent accountants, at the Company’s expense, to review and test the Final Closing Statement. The Company’s accountants shall complete their review and test of the Final Closing Statement within thirty (30) days after the date the Company disputes any of the Purchaser’s Proposed Calculations. If the Company and its independent accountants, after such review and test, still disagree with the Purchaser’s Proposed Calculations, the Company shall submit its proposed alternative calculations (the “Company’s Proposed Calculations”) of Closing Date Net Working Capital to the Purchaser in writing within forty-five (45) days after the date upon which the Company shall have first notified the Purchaser that it disputes any of the Purchaser’s Proposed Calculations. If the Purchaser does not accept the Company’s Proposed Calculations within fifteen (15) days after its receipt thereof, then within fifteen (15) days after the Purchaser’s rejection of (or failure to timely accept) the Company’s Proposed Calculations, the Company and the Purchaser shall select a mutually acceptable and nationally recognized independent accounting firm, other than the Company’s independent accountants and the Purchaser’s independent accountants (such firm, the “Independent Accounting Firm”), to resolve the remaining disputed items (the “Remaining Disputed Items”), within thirty (30) days after the date of the Purchaser’s rejection of (or failure to timely accept) the Company’s Proposed Calculations of the Remaining Disputed Items, by conducting its own review and test of the Final Closing Statement and thereafter selecting either the Purchaser’s Proposed Calculations of the Remaining Disputed Items or the Company’s Proposed Calculations of the Remaining Disputed Items or an amount in between the two. Prior to the selection of the Independent Accounting Firm, each of the parties shall disclose to the other party any and all affiliations or significant relationship it may have with any accounting firm that is proposed as the Independent Accounting Firm hereunder. The Purchaser and the Company agree that they shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be paid jointly, one-half by the Purchaser and one-half by the Company; provided that, if the difference between the Final Adjustment and the Final Adjustment that would have resulted from the use of the proposed calculations of one of the parties hereto (the “Erroneous Party”) is more than twice as great as the difference between the Final Adjustment and the Final Adjustment that would have resulted from the use of the other party’s proposed calculations, the Erroneous Party shall pay all of the fees and expenses of the Independent Accounting Firm.

4.3.5. Upon the determination pursuant to Section 4.3.4 of the Final Closing Statement and the Closing Date Net Working Capital, the Closing Cash Amount shall be recalculated (the “Final Adjustment”) in accordance with Section 4.3.4 using the amount of the Closing Date Net Working Capital. If the Closing Cash Amount as so calculated is less than the Closing Cash Amount initially determined pursuant to Section 4.3.1, the Sellers shall promptly pay to the Purchaser an aggregate amount equal to such difference by wire transfer or delivery of other immediately available US funds within five (5) business days after the date on which the Final Closing Statement is finally determined pursuant to Section 4.3.4. If the Closing Cash Amount as so calculated is more than the Closing Cash Amount initially determined pursuant to Section 4.3.1, the Purchaser shall pay to the Company an amount equal to such excess by wire transfer or delivery of other immediately available US funds within five (5) business days after the date on which the Final Closing Statement is finally determined pursuant to Section 4.3.4.

4.3.6. The Purchaser and the Company shall make good faith efforts to comply with the timing and response requirement set forth in this Section 4.3, but, in the absence of bad faith, neither party shall be deemed to be in breach of this Agreement, or to have waived its rights under this Section 4.3, on the basis of technical violations of timing or response requirements.

4.4. Earnout.

4.4.1. Earnout Statements. As promptly as practicable after the end of each Earnout Period, but in no event later than ninety (90) days after the end of each Earnout Period, the Purchaser shall prepare and deliver to the Sellers a statement (the “Earnout Statement”) setting forth the MobileNet Service Revenues for such Earnout Period. After the delivery of an Earnout Statement, the Purchaser shall cooperate with Sellers in connection with the review of such Earnout Statement, including, without limitation, providing Sellers and their accountants with prompt and reasonable access to financial information of the Business used in the preparation of such Earnout Statement.

4.4.2. Interim Statements. During each Earnout Period, the Purchaser shall provide Sellers with quarterly calculations of MobileNet Service Revenues within thirty (30) days after the end of each calendar quarter.

4.4.3. Reasonable Efforts to Generate MobileNet Service Revenues. During the Earnout Period, the Purchaser shall use commercially reasonable efforts to market and sell the services of the Business in an attempt to continue to increase MobileNet Service Revenues. For purposes of this Section 4.4.3, “commercially reasonable efforts” shall mean those efforts and resources normally used by the Purchaser for products or services offered by it, which are of similar market potential at a similar stage in their life, taking into account, without limitation, issues of safety and efficacy, services profile, competitiveness of the market place, the proprietary position of the services, development cycles, the regulatory environment and status of the services, the profitability of the services and other relevant commercial factors. Sellers acknowledge that Purchaser may not be successful in increasing MobileNet Service Revenues and Purchaser will operate the Business after the Closing in its discretion. Nothing in this Agreement creates a fiduciary duty on the part of the Purchaser to Sellers in respect of any Earnout Amounts, if and when earned. The right of Sellers to the Earnout Amounts, if any, shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Purchaser or the Business and shall not entitle Sellers to any rights common to any holder of any equity security of Purchaser or its Affiliates.

4.4.4. Dispute Resolution. Within forty-five (45) days following receipt by the Company of an Earnout Statement, Sellers shall deliver written notice (a “Notice of Disagreement”) to the Purchaser of any dispute they have with respect to the preparation or content of such statement; provided, however, that Purchaser shall promptly respond to reasonable requests for additional information made by Sellers within the first thirty (30) days of such 45-day period. A Notice of Disagreement must describe in reasonable detail any and all items contained in such Earnout Statement that Sellers dispute and the basis for any such dispute and may indicate that Sellers do not have sufficient information to make their own calculations. Any items not disputed in the Notice of Disagreement will be deemed to have been accepted by Sellers. If Sellers do not deliver a Notice of Disagreement with respect to such Earnout Statement within such forty-five-day period, such statement will be final, conclusive and binding on the parties. In the event that Sellers deliver a timely Notice of Disagreement, the Purchaser and Sellers shall negotiate in good faith to resolve such dispute. If the Purchaser and Sellers, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after Sellers deliver a Notice of Disagreement, then the Purchaser and Sellers, jointly, shall engage the Independent Accounting Firm to resolve such dispute. In resolving such dispute, the Independent Accounting Firm shall (i) consider only those items that are in dispute, (ii) choose one of the parties’ positions or an amount between the two parties’ positions (unless Sellers are unable to make a calculation based on the information provided to them, in which case, the Independent Accounting Firm shall make its own calculation), and (iii) not modify any element of such Earnout Statement that is not disputed by the parties. All determination made by the Independent Accounting Firm will be final, conclusive and binding on the parties. The fees and expenses of the Independent Accounting Firm shall be divided equally between the Purchaser and Sellers.

4.4.5. If MobileNet Service Revenues for any Earnout Period are in excess of $1,058,000.00, then the Purchaser shall pay to the Company an amount equal to (i) fifty percent (50%) of the first $2,000,000 of such excess amount for such Earnout Period and (ii) thirty-five percent (35%) of any amount of such excess amount for such Earnout Period which is greater than $2,000,000 (as finally determined pursuant to Section 4.4.4, the “Earnout Amounts”). Up to fifty percent (50%) of such payments of the Earnout Amounts, if and when earned, may be paid in shares of Purchaser common stock (at the Purchaser’s option) valued at the 20-day trailing average closing price for the 20 trading days ending on the last trading day of the Earnout Period in question on the NASDAQ exchange, with the balance payable in cash by wire transfer or delivery of other immediately available U.S. funds. The amount payable in accordance with the Earnout Statement delivered by Purchaser pursuant to Section 4.4.1 shall be payable within five (5) business days after the date the Earnout Statement is delivered to Sellers pursuant to Section 4.4.1. Any additional amount determined to be payable upon agreement of the parties or resolution of a dispute as provided above shall be payable within five (5) business days after the date on which MobileNet Service Revenues for such Earnout Period are finally determined pursuant to Section 4.4.4. Any stock delivered pursuant to this Section 4.4 shall be deemed to have been issued as of the last day of the Earnout Period for purposes of SEC Rule 144. Any cash portion of the Earnout Amounts not paid within five (5) business days after the date the Earnout Statement is delivered to Sellers pursuant to Section 4.4.1 shall bear interest at a rate per annum equal to the prime rate as published in the Wall Street Journal plus two percent (2%) from the date due until the date paid.

4.5. Receivables. If, after the Closing Date, the Company shall receive any remittance from any account debtors with respect to the Assigned Receivables, the Company shall forward such remittance to the Purchaser; and if the Purchaser shall receive any remittance from any account debtors with respect to the Retained Receivables, the Purchaser shall send the remittance to the Company.

4.6. Allocation of Purchase Price. Purchaser and Sellers agree that the Purchase Price shall be allocated among the Purchased Assets for Tax purposes in accordance with the principles set forth on Schedule 4.6. A draft of the final allocation of Purchase Price proposed by Purchaser for Tax purposes (the “Allocation Schedule”) shall be prepared by Purchaser and delivered to Sellers prior to the end of the year in which the Closing Date falls. If Sellers notify Purchaser in writing that Sellers object to one or more items reflected in the Allocation Schedule, Sellers and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days following receipt of the draft Allocation Schedule, such dispute shall be resolved by the Independent Accounting Firm consistent with the principles set forth in Schedule 4.6. The fees and expenses of the Independent Accounting Firm shall be borne equally by Sellers and Purchaser. Purchaser and Sellers shall file all Tax Returns (including amended returns and claims for refund), information reports, and IRS Form 8594 and any similar forms required by any other Governmental Authority in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price herein shall be allocated pursuant to Treasury Regulation Section 1.1060-1(e)(1)(ii)(B) in a manner consistent with the Allocation Schedule.

4.7. ORBCOMM Stock.

4.7.1. Each stock certificate, book-entry statement, confirmation, transaction statement or other instrument evidencing ORBCOMM Stock issued pursuant to this Agreement shall bear a legend in substantially the following form unless Purchaser determines otherwise in compliance with applicable Laws:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER, ASSIGNMENT OR OTHER DISPOSITION IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

4.7.2. Sales under Rule 144. The Purchaser agrees to reasonably cooperate with Sellers upon their sale of any shares of ORBCOMM Stock under SEC Rule 144. In that regard, the Purchaser shall cause its in-house counsel to promptly issue opinion letters to Purchaser’s transfer agent to clear the stock for transfer upon presentation of customary Rule 144 paperwork and Sellers’ compliance with the requirements of Rule 144. Such cooperation shall be without charge by Purchaser or Purchaser’s counsel to Sellers.

4.7.3. Cooperation for Block Trades. Upon request of Sellers, the Purchaser shall use good faith reasonable efforts to facilitate a block sale of portions of Sellers’ ORBCOMM Stock on terms mutually agreeable to Sellers and the purchasers of such stock. Sellers shall be responsible for all third party fees and legal compliance associated with any such block sale.

4.7.4. Removal of Restrictive Legend. Upon request of Sellers, the Purchaser shall cause all restrictive legends to be removed from the stock certificates representing the ORBCOMM Stock consistent with the SEC rules (that is, if the Sellers are not affiliates of Purchaser and have held the stock for at least one year) upon presentation of customary Rule 144 paperwork and Sellers’ compliance with the requirements of Rule 144 and without charge by Purchaser or Purchaser’s counsel to Sellers.

4.7.5. Cooperation with respect to Transfer of Shares. Upon request of Sellers, subject to the terms of the Escrow Agreement and applicable securities laws, the Purchaser shall reasonably cooperate with Sellers to cause all or any portion of the ORBCOMM Stock to be transferred to the Stockholder, without charge by Purchaser or Purchaser’s counsel to Sellers.

4.8. Withholding Tax. Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Company hereunder.

ARTICLE 5

THE CLOSING

5.1. The Closing. The closing of the transactions contemplated in this Agreement (“Closing”) shall take place via telecommunications equipment at 10:00 a.m., EST, on the 2nd business day after the conditions to Closing have been satisfied and fulfilled, unless the parties otherwise mutually agree in writing upon some other date or time, or designate a physical location. On the Closing Date, each of the parties shall execute and deliver by facsimile or other electronic means each of the documents to be delivered hereunder. This Agreement and each of the documents to be delivered hereunder, to the extent signed and delivered by means of a facsimile machine or other electronic delivery of an image file reflecting the execution hereof, shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. As soon as practicable following the Closing, each party shall deliver original forms of the executed agreements to the other party. Purchaser and Sellers agree to use diligent efforts to close the transactions contemplated in this Agreement as soon as possible.

5.2. Closing Date. For purposes of this Agreement, the term “Closing Date” shall mean 11:59 p.m. on the day of Closing.

5.3. Deliveries by Sellers. At Closing, Sellers shall deliver the following to Purchaser:

5.3.1. such instruments or bills of sale, conveyance, transfer, assignment, or endorsement as will be required or as may be desirable to vest in Purchaser, its successors and assigns, all right, title and interest in and to the Purchased Assets, free and clear of Liens other than Permitted Liens, and patent, trademark and copyright assignments in such form as Purchaser may reasonably request;

5.3.2. possession and control of all of the files, documents, papers, agreements, books of account and records pertaining to the Purchased Assets and the Business, provided that when such items also pertain to Retained Assets furnishing true and correct copies of such items shall be sufficient;

5.3.3. a certificate executed by the Stockholder to the effect that conditions set forth in Sections 9.1 and 9.2 have been satisfied, and affirming that the representations and warranties of Sellers are true and correct, as provided in Section 9.1;

5.3.4. actual possession and operating control of the Purchased Assets;

5.3.5. all agreements, documents, consents, approvals, orders and the other instruments referenced in Article 9.

5.3.6. copies, certified by the Stockholder, of stockholder and Board of Director resolutions of the Company authorizing the execution, delivery and performance of this Agreement and all actions necessary or desirable to consummate the transactions contemplated herein;

5.3.7. pay-off letters and lien discharges (or agreements therefor) satisfactory to Purchaser from each creditor listed on the Certificate of Indebtedness;

5.3.8. an Assignment and Assumption Agreement in form reasonably satisfactory to Sellers with respect to each lease together with an estoppel certificate executed by each lessor of the Leased Real Property in form reasonably acceptable to Purchaser; and

5.3.9. the notices to, permits, authorizations, approvals, consents and waivers from any Governmental Authority and all third party consents, including the consents and assignments relating to Assumed Contracts and Assigned Rights, listed on Exhibit 9.5, subject to Section 8.9.

5.4. Deliveries by Purchaser. At Closing, Purchaser shall deliver the following to Sellers:

5.4.1. the items required to be paid or delivered as set forth in Section 4.2;

5.4.2. such instruments of assumption and other documents, to effect Purchaser’s assumption of the Assumed Liabilities as Sellers may reasonably request;

5.4.3. a certificate executed by an officer of Purchaser to the effect that the conditions set forth in Sections 10.1 and 10.2 have been satisfied and affirming that the representations and warranties of Purchaser are true and correct as provided in Section 10.1;

5.4.4. copies, certified by an officer of Purchaser, of resolutions of Purchaser’s Board of Directors authorizing the execution, delivery and performance of this Agreement and all actions necessary or desirable to consummate the transactions contemplated herein; and

5.4.5. all agreements, documents, consents, approvals, orders and other instruments referenced in Article 10.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the correspondingly numbered Schedule delivered by Sellers to the Purchaser in connection herewith (provided that any information disclosed in the Schedules under any numbered Schedule will be deemed to be disclosed and incorporated into any other numbered Schedule where such disclosure would be appropriate and reasonably apparent on its face without further investigation), Sellers, jointly and severally, hereby represent and warrant to Purchaser, as follows:

6.1. Due Organization and Authority; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being and heretofore conducted. No shares of capital stock or other securities of any other Person are included in the Purchased Assets.

6.2. Qualification. The Company is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each state or other jurisdiction set forth in Schedule 6.2, which are the only jurisdictions in which the nature of the business of the Company or the ownership or leasing of properties by the Company makes such authorization necessary; except where the failure to be so duly qualified or in good standing would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

6.3. Organizational Documents and Company Records. Sellers have heretofore delivered to Purchaser true and complete copies of the Certificate of Incorporation certified by the Secretary of State of Georgia and the current Bylaws of the Company. The minute book(s) of the Company which have been made available to Purchaser for its inspection. The stock records of the Company which have been made available to Purchaser for its inspection are true and complete in all material respects.

6.4. Financial Statements. The balance sheets of the Company as of December 31, 2012 and December 31, 2011 and the related statements of operations for the years then ended, which have been prepared by the Company and delivered to Purchaser, present fairly in all material respects the financial condition of the Company as of such dates and the results of operations of the Company for the years then ended, in each case in accordance with the tax method of accounting used by the Company in filing its income tax returns and are consistent with the Company’s books and records. The foregoing financial statements of the Company as of December 31, 2012 and December 31, 2011 and for the years then ended are sometimes herein called the “Financial Statements,” the balance sheet as of December 31, 2012 included in the Financial Statements is sometimes herein called the “Balance Sheet” and December 31, 2012 is sometimes herein called the “Balance Sheet Date.” The unaudited balance sheet of the Company as of February 28, 2013 (and the related income statement for the two (2) months then ended), which have been delivered to Purchaser present fairly in all material respects the financial condition of the Company as at such date and the results of operations of the Company for the two (2) months then ended, in each case in conformity with the tax method of accounting used by the Company in filing its income tax returns applied on a basis consistent with that of the Financial Statements subject to the normal year-end adjustments consistent with past practice. The foregoing unaudited financial statements of the Company as of February 28, 2013, and for the two (2) months then ended are sometimes herein called the “Interim Financials,” the balance sheet included in the Interim Financials is sometimes herein called the “Interim Balance Sheet” and February 28, 2013 is sometimes herein called the “Interim Balance Sheet Date”.

6.5. Authority to Execute and Perform Agreement. The Company has the legal right, corporate power and all corporate authority and approvals required to execute and deliver this Agreement and to perform fully its obligations hereunder. Each of this Agreement and each of the other agreements being delivered by Sellers at the Closing have been duly authorized by all necessary corporate action and have been or will have been duly executed and delivered by Sellers and (assuming the due authorization, execution and delivery hereof by Purchaser) are or will be when executed and delivered valid and binding obligations of Sellers enforceable in accordance with its terms.

6.5.1. Except as set forth on Schedule 6.5, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or Bylaws of the Company or any agreement between the Company and all or any of its stockholders; (ii) require the Company to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority or any other Person, (iii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise cause the termination of or give any other contracting party the right to terminate, cancel or accelerate any obligation or to receive any material benefit under or constitute (or with notice or lapse of time or both would constitute) a default under any material Contract, or result in the creation of any Lien upon the Purchased Assets; (iv) violate any Order against, or binding upon, the Company or its properties or Business; or (v) violate any Law.

6.6. Absence of Certain Liabilities. The Company has no Liabilities required to be disclosed on its Financial Statements in accordance with the tax method of accounting and to Sellers’ Knowledge has no other Liabilities except for Liabilities disclosed herein, in the Financial Statements, the Interim Financials or for those Liabilities that were incurred in the Ordinary Course of Business since the Interim Balance Sheet Date.

6.7. Absence of Certain Changes or Events. Except as set forth on Schedule 6.7 since December 31, 2011, there has not been:

6.7.1. an amendment to the Company’s Certificate of Incorporation or Bylaws, or merger with or into or consolidation with any person, or change or agreement to change in any material manner the character of the Business;

6.7.2. a waiver of any material right under any Contract except in the Ordinary Course of Business;

6.7.3. any loan or advance made to any of the Company’s stockholders, officers, directors, employees, consultants, agents or other representatives (other than travel and expense advances made in the Ordinary Course of Business), or any other loan or advance made otherwise than in the Ordinary Course of Business;

6.7.4. any documents or written representations filed by the Company with the United States Patent and Trademark Office or the patent or trademark office of any foreign country;

6.7.5. any material changes to the Company’s Business policies, including, but not limited to advertising, marketing, pricing, purchasing, personnel, sales, budget or product acquisition policies;

6.7.6. any payment, direct or indirect, of any of the Company’s Liabilities more than thirty (30) days before the same became due in accordance with its terms or otherwise than in the Ordinary Course of Business;

6.7.7. any material loss (whether by damage or destruction, in the nature of a casualty loss or otherwise, and whether covered by insurance or not) affecting any Purchased Asset;

6.7.8. any actual or threatened strike or other material labor trouble or dispute;

6.7.9. any loss or threatened loss (in writing) of any material Permit enjoyed or formerly held or enjoyed by the Company or the Business;

6.7.10. to Sellers’ Knowledge, any Law or Order adopted or rescinded which would reasonably be expected to have a Material Adverse Effect;

6.7.11. the creation or imposition of any Lien upon any of the Purchased Assets, except for Permitted Liens;

6.7.12. any sale, transfer or other disposition of any material asset of the Business, excluding sales of Inventory or Products in the Ordinary Course of Business, or any cancellation of any material debt or claim of the Business, except in the Ordinary Course of Business;

6.7.13. any material increase in, or any commitment to materially increase (oral or written), (i) the compensation or other direct or indirect remuneration payable to any officer or employee of the Business, (ii) any bonus, incentive or deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, trust agreement or arrangement, or (iii) the benefits payable under any employment or consulting agreement other than (A) any such contributions to a Plan or Benefit Arrangement that are regularly scheduled or are required pursuant to the terms of such Plan or Benefit Arrangement or by applicable law, or (B) any such increases in the Ordinary Course of Business;

6.7.14. any termination (whether by discharge, retirement or otherwise) of any officer or employee of the Business or any notice to so terminate given to or received by any of the foregoing;

6.7.15. any termination or failure to renew, or receipt of a written threat to terminate or refusal to renew any material contract between the Company and any customer or material supplier of goods or services to the Business;

6.7.16. any engagement by the Business in any other material transaction other than in the Ordinary Course of Business;

6.7.17. any material change in or material noncompliance with any accounting principle or practice of the Company;

6.7.18. except for Retained Liabilities, any indebtedness, liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by the Company or the Business or any transaction entered into by the Company or the Business, other than in the Ordinary Course of Business, or any material guarantee by the Company or the Business of any indebtedness, liability or obligation of any other person;

6.7.19. any material capital expenditure, addition or improvement made or committed to be made by or on behalf of the Business with respect to any single expenditure, addition or improvement of the Business;

6.7.20. any write-off as uncollectible of any Receivables other than in the Ordinary Course of Business; or

6.7.21. any agreement or commitment by the Company or the Business to do any of the foregoing;

6.7.22. any Material Adverse Change.

6.8. Title to Assets and Properties; Condition.

6.8.1. Except as set forth in Schedule 6.8.1, the Company has good title to all interests in the Purchased Assets which it purports to own, free and clear of all Liens except Permitted Liens. Except as set forth in Schedule 6.8.1, the Purchased Assets are all of the assets, properties and agreements which are used in or are reasonably necessary to carry on the Business and operations as presently conducted. None of the Sellers other than the Company owns any assets which are used in or are reasonably necessary to carry on the Business and operations as presently conducted. This Section 6.8.1 does not relate to Intellectual Property, such items being the subject of Section 6.10.

6.8.2. The furniture, fixtures, leasehold improvements, equipment and personal property of the Business are in good operating condition and repair, ordinary wear and tear excepted.

6.9. Permits and Licenses. The Company has all Permits and has made all required registrations with any Governmental Authority that are necessary for the conduct of the Business as presently conducted, including, without limitation, all Permits that are necessary to manufacture and sell the Products in all markets where they are currently sold by the Company or to comply with Environmental Laws. All Permits currently issued to the Company are listed on Schedule 6.9 and are in full force and effect. Schedule 6.9 indicates which, if any, Permits are transferable. The Company is in material compliance with the terms of the Permits and no proceeding is pending or, to Sellers’ Knowledge, threatened to revoke, suspend, modify or limit any Permit. To Sellers’ Knowledge, no Permit listed on Schedule 6.9 will be subject to revocation, suspension, modification or limitation as a result of this Agreement or consummation of the Asset Sale. By making the representations in this Section 6.9, Sellers are not assuming any responsibility for what Permits may be required for Purchaser’s operation of the Business after the Closing Date. By making the representations in this Section 6.9, Sellers are not assuming any responsibility for what Permits may be required for Purchaser’s operation of the Business after the Closing Date.

6.10. Intellectual Property.

6.10.1. Set forth in Schedule 6.10.1 is an accurate and complete list of (i) all Owned Intellectual Property that is registered or is the subject of a pending application for registration, indicating for each the registration or application number, filing jurisdiction, and date of issue or filing, (ii) all agreements with respect to which the Company received any royalties or similar payments with respect to Owned Intellectual Property, (iii) all material unregistered trademarks or service marks and material unregistered copyrights, and (iv) all invention disclosures.

6.10.2. Set forth in Schedule 6.10.2 is an accurate and complete list of all Intellectual Property, Technology and Software licenses that are currently in effect and licensed from a third party and currently used in connection with conduct of the Business by the Company (the “Licenses In”), excluding Software licenses that can be purchased from wholesale or retail distributors for less than $5,000 per year and so called “shrink wrap” licenses and other licenses accepted by the Company online without saving a separate written copy; and the Company has delivered to Purchaser copies of all agreements granting or relating to any License In other than those for Software licenses that can be purchased from wholesale or retail distributors for less than $5,000 per year and so called “shrink wrap” licenses and other licenses accepted by Sellers online without saving a separate written copy.

6.10.3. Set forth in Schedule 6.10.3 is an accurate and complete list of all currently effective licenses permitting a third party to use any portion of the Owned Intellectual Property (the “Licenses Out”); and the Company has delivered to Purchaser copies of all agreements granting or related to any License Out. No governmental or private entity has a license or other rights in any Owned Intellectual Property by virtue of having provided funding for its development.

6.10.4. Set forth in Schedule 6.10.4 is a list of all contracts or agreements to which the Company is a party, not otherwise listed in Schedules 6.10.1, 6.10.2, or 6.10.3, that govern, define or limit the Company’s rights to sell, license or transfer, or govern or limit the Company’s use, exploitation, development, or commercialization of, any Owned Intellectual Property.

6.10.5. Set forth in Schedule 6.10.5 is an accurate and complete list of all Products.

6.10.6. Except as disclosed in Schedule 6.10.6:

6.10.6.1. The Company owns the Owned Intellectual Property free and clear of any Liens (other than Permitted Liens), and to Sellers’ Knowledge, free of claims or rights of third parties (including without limitation the right of any other party to grant a license with respect to any Owned Intellectual Property) and the Company owns or has and can and will upon Closing transfer to Purchaser sufficient rights in the Owned Intellectual Property to operate the Business as currently conducted;

6.10.6.2. To the Sellers’ Knowledge, no third party is infringing, violating, misusing or misappropriating any Owned Intellectual Property and no such claims have been made by any third party in writing to the Company.

6.10.6.3. No claim of invalidity, misappropriation or ownership with respect to the Owned Intellectual Property has been received in writing by the Company from any third party and no Owned Intellectual Property is the subject of any pending or, to the Sellers’ Knowledge, threatened action to such effect. There exists no prior act of the Company or, to Sellers’ Knowledge, any third party that would void, invalidate, or render unenforceable any of the Owned Intellectual Property and there exists no conduct or use by the Company or, to Sellers’ Knowledge, any third party that would void, invalidate, or render unenforceable any of the Owned Intellectual Property. There is no “Joint Intellectual Property” (as defined in the agreements between the Sellers and Terex Corporation and its affiliates) which is used in or is reasonably necessary to carry on the Business and operations as presently conducted.

6.10.6.4. No person or entity has asserted in a writing received by the Company that, with respect to any Owned Intellectual Property or the Products, the Company or any licensor or licensee of the Company is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, trade dress or copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how. To Sellers’ Knowledge, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, disposal, modification, display, transmission or publishing of any process, composition of matter, or material related to any part of the Owned Intellectual Property or the Products, does not infringe any domestic or foreign patent, trademark, service mark, trade name, or copyright registered under applicable Law by a third party, or, to Sellers’ Knowledge, any moral right or other intellectual property right of any third party, and to Sellers’ Knowledge, does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party. Any claim under Section 11.2(i) resulting from a Third Party Claim that the Owned Intellectual Property or Products infringe the intellectual property rights of any third party may only be based on a breach of any representation or warranty made under Section 6.10.6.1, 6.10.6.3 or 6.10.6.4.

6.10.6.5. All fees, annuities, royalties, honoraria and other payments which are due from the Company on or before the date of this Agreement for any of the Owned Intellectual Property, any License In or under any agreement related to the Intellectual Property have been paid.

6.10.6.6. All fees, annuities, royalties, honoraria, or other payments which are due to the Company on or before the date of this Agreement under any License Out have been paid and, to Sellers’ Knowledge, no licensee is currently in default under any License Out.

6.10.6.7. The Purchased Assets will provide Purchaser, as of the Closing Date, with rights in Intellectual Property sufficient to permit Purchaser to operate the Business in substantially the same manner as it is presently conducted by the Company, including without limitation the design, manufacture, testing, sale or distribution of the Products as presently conducted. None of the Sellers other than the Company owns any Intellectual Property which is used in or is reasonably necessary to carry on the Business and operations as presently conducted.

6.10.6.8. All of the Owned Intellectual Property was developed (i) by employees of the Company or its predecessors within the scope of their employment or as a work for hire at the time of such development or pursuant to executed instruments of assignment or other applicable documents that have the effect under applicable law of assigning to the Company or vesting ownership in the Company of the subject Owned Intellectual Property or (ii) by officers, directors, agents, consultants, independent contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of the Company or its predecessors that as assignee have transferred to the Company or its predecessors ownership of the subject Owned Intellectual Property. In the case of Owned Intellectual Property developed for or assigned to a predecessor of the Company, such predecessor has validly executed instruments of assignment or other applicable documents that have the effect under applicable law of assigning to the Company or vesting ownership in the Company of the subject Owned Intellectual Property. No present or former employee has any right, title or interest, directly or indirectly, in whole or in part in any Owned Intellectual Property.

6.10.6.9. The execution, delivery and performance of this Agreement by Sellers, and the consummation of the transactions contemplated hereby, will not breach, violate or conflict with any instrument or agreement relating to the Owned Intellectual Property to which any Seller is a party, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Owned Intellectual Property or in any way impair the right of the Company to make, use, sell, license or dispose of, distribute, modify, display or transmit or to bring any action for the infringement of, any Owned Intellectual Property.

6.10.6.10. The Company has taken commercially reasonable and appropriate steps to comply with marking and notice requirements imposed under applicable Law and, to Sellers’ Knowledge, no such rights, including any rights to prevent third parties from using Owned Intellectual Property, has been lost, or is reasonably expected to be lost, through failure to so act by the Company. The Company has taken commercially reasonable and appropriate steps to safeguard and maintain the secrecy and confidentiality of all material trade secrets, and to the extent required by applicable Law, patent applications and their related inventions prior to the issuance of a patent registration contained in the Owned Intellectual Property (including entering into appropriate confidentiality and nondisclosure agreements with all appropriate officers, stockholders, directors, employees of the Company and any third-parties to which the same have been disclosed). The Company has taken reasonable and appropriate steps to safeguard and maintain ownership of all trade secrets, copyrights and patents contained in the Owned Intellectual Property (including entering into appropriate agreements with all officers, stockholders, directors, employees and third-party consultants of the Company as necessary to safeguard, maintain and vest ownership of such rights in the Company).

6.10.6.11. The Software included in Owned Intellectual Property: (i) is not dependent on any Software (other than Software included in Owned Intellectual Property) in order to operate in the manner for which it is intended; and (ii) except as stated in Schedule 6.10.6, is not licensed, in whole or in part, pursuant to an open source Software license. Except as stated in Schedule 6.10.6, none of the Software developed by or on behalf of the Company for use in the Business and included in the Owned Intellectual Property (the “Developed Software”) incorporates any open source Software or freeware, nor is any Developed Software based upon any Software that is licensed pursuant to an open source license, nor is any open source Software used by the Company in a manner that requires contribution of any portion of any Software or Product to any third party, including to the open source Software community. There are no defects in the Developed Software, and, to Sellers’ Knowledge, no defects in the Software licensed by the Company from third parties that, in either such case, would prevent or materially impair the ability of Purchaser to conduct the Business as of the Closing Date as such Business is currently conducted by the Company. To Sellers’ Knowledge, there are no viruses, worms, Trojan horses or similar harmful code in the Developed Software, and, to Sellers’ Knowledge, no viruses, worms, Trojan horses or similar harmful code in the Software licensed by the Company from third parties. Except as stated in Schedule 6.10.6, the Company owns all of the Source Code and Object Code comprising the Developed Software.

6.10.7. The Company is not subject to any agreement prohibiting or restricting its right to use the data generated or transmitted over the Company’s network, including without limitation the right to aggregate, analyze and commercialize the data and products derived therefrom, without any payment to or consent of any other Person.

6.11. No Conflict of Interest. Except as set forth in Schedule 6.11, no stockholder or director of the Company and, to Sellers’ Knowledge, no member, general partner, manager, director, stockholder, or Affiliate of any stockholder of the Company:

6.11.1. owns, directly or indirectly, any interest in (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, employee or consultant of, any person which is, or is engaged in business as, a lessor, lessee, supplier, distributor, sales agent or customer of the Business;

6.11.2. owns, directly or indirectly, in whole or in part, any property with a fair market value greater than $10,000 that the Company uses in the conduct of the Business, including, without limitation, any Intellectual Property;

6.11.3. has any cause of action for greater than $10,000 or other claim for greater than $10,000 against, or owes an amount greater than $10,000 to, the Business, except for claims in the Ordinary Course of Business such as for accrued vacation pay, accrued benefits under employee benefit plans, travel allowances and similar matters and Contracts existing on the date hereof;

6.11.4. has any Contract with, or any outstanding loan to or from, the Business each in an amount greater than $10,000; or

6.11.5. has any interest in the Purchased Assets with a fair market value greater than $10,000, including without limitation, any Intellectual Property or Technology.

6.12. Labor Relations; Officers and Employees. The Company is not a party to, or engaged in negotiating, any collective bargaining agreement. The Company is not the subject of any claim which is pending or, to Sellers’ Knowledge, threatened asserting that the Company has discriminated or committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state or foreign statutes) or seeking to compel the Company to bargain with any labor organization as to wages and conditions of employment. No strike or other labor dispute involving the Company is pending or, to Sellers’ Knowledge, threatened, and there is no activity involving any employees of the Company seeking to certify a collective bargaining unit or engaging in any other organization activity.

6.12.1. Copies of any employment agreements and total compensation for the Key Employee have previously been provided to Purchaser. Except with respect to Key Employee, Schedule 6.12 sets forth (i) a list of all written employment agreements with any employee or agent of the Company involved in the Business and the total compensation (separately stating salary and bonus or other compensation) payable to each of them, including the fringe benefits (other than those made available to employees generally) provided to each of them, and (ii) any payments or commitments to pay any severance or termination pay to any officer, director, employee, consultant or other representative of the Company involved in the Business. Except as set forth in Schedule 6.12.2, none of such persons has notified the Company that he or she will terminate such person’s relationship with the Company. There are no unwritten agreements binding on the Company with respect to any of the foregoing matters. A separate list including the name and total compensation of each officer of the Company involved in the Business, and the name and total compensation of each other employee or independent contractor of the Company involved in the Business has been provided by the Company to Purchaser.

6.13. Employee Benefits.

6.13.1. Schedule 6.13.1 contains a list of each Plan, each Multiemployer Plan, and each material Benefit Arrangement.

6.13.2. To Sellers’ Knowledge, there is no investigation by any Governmental Authority and there is no other action, suit or claim pending (except actions, suits or claims for benefits payable in the normal operation of the Plans, other than actions, suits or claims which if adversely determined, would reasonably be expected to have a Material Adverse Effect) or threatened against any Plan or against the assets of any Plan.

6.13.3. No Plan is subject to Part 3 of Title I of ERISA or Section 412 of the Code or Title IV of ERISA.

6.13.4. All Plans comply and have complied with applicable provisions of their terms, the Code, ERISA and other applicable Laws, except where such non compliance would not reasonably be expected to have a Material Adverse Effect.

6.13.5. Neither the Company nor any other disqualified person (as defined in Section 4975 of the Code) or party in interest (as defined in Section 3(14) of ERISA) has engaged in any non-exempt prohibited transaction with respect to any Plan and there is no pending assertion of the occurrence of any such transaction.

6.13.6. Each Plan that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable opinion or determination letter from the Internal Revenue Service as to its tax-qualified status under the Code and nothing has occurred since the date of such favorable opinion or determination letter which is reasonably expected to adversely affect the qualified status of such Plan.

6.13.7. All contributions required to be made to each Plan under the terms of such Plan, ERISA, the Code or other applicable Law for all periods prior to the Closing Date have been timely made except where such failure to make timely contributions is not reasonably expected to result in material liability to the Company.

6.13.8. The Company complies in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code).

6.13.9. No Plan provides health, life insurance or other welfare benefits to retirees or other terminated employees of the Company, other than continuation coverage required by Section 4980B of the Code or Sections 601 to 608 of ERISA or other similar state laws (“COBRA”).

6.14. Environmental Matters. Except as disclosed in Schedule 6.14:

6.14.1. The Company, including with respect of the operations of the Business, the Purchased Assets and, without limitation, the Leased Real Property, is in compliance with all Environmental Laws, except such non-compliance which would not have a Material Adverse Effect;

6.14.2. The Company holds, and is in compliance with, all Permits required under Environmental Laws for Sellers to conduct the Business, except such non-compliance which would not have a Material Adverse Effect;

6.14.3. The Company is not subject to any Order, and has not agreed to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law;

6.14.4. The Company has not (A) released or disposed of any Hazardous Substance on, to, under or at the Leased Real Property or any other location, whether or not formerly owned, used or leased, in violation of applicable Environmental Law, or (B) received any request for information or written notice requiring the removal of Hazardous Substances from the Leased Real Property or other real property;

6.14.5. There are no Environmental Claims pending or, to Sellers’ Knowledge, threatened against or involving the Company, the Business, the Leased Real Property or any real property formerly used, owned or leased by the Company or the Business, or otherwise related to any Environmental Liability of the Company or the Business;

6.14.6. The Company or the Business has not used asbestos-containing material in its operations or products; and

6.14.7. The Company has not entered into or agreed with any Governmental Authority pursuant to any Environmental Law regarding the imposition of any Lien or limitation on the future use of the Leased Real Property.

6.15. Taxes.

6.15.1. Except as otherwise provided in Schedule 6.15, all Tax Returns in respect of any Pre-Closing Tax Period required to be filed prior to the Closing Date have been or will be filed in a timely manner and are or will be true, complete and correct, and all Taxes in respect of any Pre-Closing Tax Period (whether or not such Taxes were shown or required to be shown on a Tax Return), including all Taxes for which a notice of assessment or demand for payment has been received, have been or will be timely and fully paid.

6.15.2. The charges, accruals and reserves for Taxes due, or accrued but not yet due, relating to the income, properties or operations of the Company for any Pre-Closing Tax Period as reflected on the books of the Company are and will be adequate to cover such Taxes.

6.15.3. Except as provided in Schedule 6.15, no penalties or other charges are or will become due with respect to the late filing of any Tax Return required to be filed on or before the Closing Date.

6.15.4. Except as otherwise provided in Schedule 6.15, there are no Tax Liens imposed on any property or assets of the Company. No deficiencies for any Tax liability of the Company have been proposed, asserted or assessed which remain unpaid.

6.15.5. With respect to all Tax Returns, except as set forth on Schedule 6.15: (A) there is no action, suit, proceeding, investigation, audit or claim pending or in progress or, to Sellers’ Knowledge, threatened regarding any Taxes relating to the Company or any group of affiliated corporations of which the Company is now or was formerly a member, for any Pre-Closing Tax Period; and (B) no extension of time is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax.

6.15.6. Schedule 6.15 sets forth the status of the audits of the United States Federal income tax returns of the Company for each taxable year for which the statute of limitations has not expired, including the amounts of any deficiencies and additions to tax, interest and penalties indicated on any notices of proposed deficiency or statutory notices of deficiency, and the amounts of any payments made by the Company with respect thereto. Each such return for which the audit has not been completed accurately reflects the amount of liability for Taxes thereunder in all material respects and makes all material disclosures required by the Code and regulations thereunder and other applicable provisions of Law. Except as set forth on Schedule 6.15, Sellers have not agreed to, or is not required to, make any adjustments under section 481(a) of the Code by reason of a change in accounting method or otherwise.

6.15.7. Schedule 6.15 sets forth the status of the audits of state, local and foreign Tax Returns of the Company for each taxable year for which the statute of limitations has not expired, including the amounts of any deficiencies or additions to tax, interest and penalties that have been made or proposed, and the amounts of any payments made by the Company with respect thereto. Each such Tax Return for which the audit has not been completed accurately reflects the amount of liability for Taxes thereunder and makes all disclosures required by applicable provisions of Law.

6.15.8. Except as set forth on Schedule 6.15, all Taxes that the Company is required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate Governmental Authorities to the extent due and payable.

6.15.9. The Company has not been or is not included in any consolidated, affiliated, combined, unitary, aggregate or other similar Tax Returns.

6.15.10. Except as set forth in Schedule 6.15, no power of attorney is currently in effect, and no Tax ruling has been requested of any Governmental Authority, with respect to any Tax matter relating to the Company.

6.16. Legal Proceedings. There are no outstanding Orders against or involving the Company or its Business or properties. Except as set forth on Schedule 6.16, there are no actions, suits, claims or legal, administrative or arbitral proceedings or, to Sellers’ Knowledge, investigations (collectively, “Claims”) (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to Sellers’ Knowledge, threatened, against or involving the Company or any of the Purchased Assets. To Sellers’ Knowledge, there is no fact, event or circumstance that would reasonably be expected to give rise to any Claim that would be required to be set forth on Schedule 6.16 if currently pending or threatened. All notices required to have been given to any insurance company listed as insuring against any Claim set forth on Schedule 6.16 have been timely and duly given and, to Sellers’ Knowledge, no insurance company has asserted that such Claim is not covered by the applicable policy relating to such Claim. Except as set forth on Schedule 6.16, there have not been any product liability Claims (other than routine warranty claims) against or involving the Company or any product manufactured, marketed or distributed at any time by the Company.

6.17. Contracts.

6.17.1. Schedule 6.17 contains a complete and accurate list of each of the following Contracts now in effect to the extent not set forth on Schedules 6.10 or 6.12.2:

6.17.1.1. all Contracts that provide for payment or receipt by the Company in connection with the Business of more than $25,000 per year, including any such Contracts with vendors, suppliers, customers or clients;

6.17.1.2. all Contracts relating to Indebtedness or granting a Lien on any of the Purchased Assets;

6.17.1.3. all Contracts that limit or purport to limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time;

6.17.1.4. all Real Property Leases;

6.17.1.5. all Contracts with employees, officers, directors, and independent contractors providing services to the Business;

6.17.1.6. all license agreements, franchise agreements or agreements in respect of similar rights granted to or held by the Company, except for Software licenses excluded from Schedule 6.10.2 in accordance with Section 6.10.2;

6.17.1.7. all joint venture, partnership, co-development or similar Contracts;

6.17.1.8. all Contracts pursuant to which the Company undertakes any indemnification obligation;

6.17.1.9. all Contracts pursuant to which the Company has a beneficial interest in any confidentiality, non-competition, or non-solicitation covenant of any Person, any assignment to the Company or vesting of ownership in the Company of any Intellectual Property;

6.17.1.10. all requirements Contracts or Contracts providing for an exclusive supplier, dealer, agency or similar relationship; and

6.17.1.11. any other Contract that is material to the Business taken as a whole.

6.17.2. Schedule 6.17 also lists and describes the status of all Contracts currently in negotiation or proposed by the Company of a type which if entered into by the Company would be required to be listed on Schedule 6.17 (“Proposed Contracts”).

6.17.3. The Company has delivered to Purchaser true and complete copies of (i) all of the Contracts set forth on Schedules 6.10, 6.12 and 6.17 and (ii) the most recent draft, letter of intent or term sheet (or if none exist, a reasonably detailed written summary) embodying the terms of all of the Proposed Contracts set forth on Schedule 6.17. All of the Contracts referred to in the preceding sentence were entered into in bona fide transactions in the Ordinary Course of Business and are valid and binding upon the Company and, to Sellers’ Knowledge, the parties thereto, in accordance with their terms and are in full force and effect. The Company is not in default under any of such Contracts, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder by the Company. To Sellers’ Knowledge, no other party to any such Contract is in default thereunder in any material respect nor does any condition exist that with notice or lapse of time or both would constitute a material default thereunder. All approvals or consents of any person needed in order that the Contracts set forth on Schedules 6.10, 6.12 and 6.17 continue in full force and effect immediately following the consummation of the transactions contemplated by this Agreement are set forth on Exhibit 9.5.

6.17.4. Schedule 6.17.4 contains a description of the warranties provided to customers in all existing or pending customer Contracts. Schedule 6.17.4 also sets out all material warranty claims currently pending against the Company. No warranties to customers exist other than as stated in the Company’s warranty policy attached to Schedule 6.17.4 or in the Contracts as provided by Company to Purchaser. The Company has not incurred warranty obligations in excess of $25,000 during any of its fiscal years ending December 31, 2010, 2011 or 2012.

6.18. Compliance with Laws, Certifications.

6.18.1. The Company is not in material violation of any applicable Law or Order, and the Company has not received written notice that any such violation is being or may be alleged. To Sellers’ Knowledge, no investigation by any Governmental Authority with respect to the Company or the Products is pending or, threatened and the Company has not received any written notice of any intention by any Governmental Authority to conduct the same.

6.18.2. The Products currently marketed by the Company and those Products previously sold by the Company as to which Purchaser is assuming warranty obligations hereunder are or were, on the date of sale by the Company, (i) in compliance with all Permits, and (ii) in compliance with all Governmental and non-governmental certifications required for their sale in any market in which they were or currently are sold or distributed or with respect to which they were or are marketed or advertised for sale by the Company.

6.18.3. Since the Company’s formation, to the Sellers’ Knowledge, all exports of the Company’s products have been made in compliance in all material respects with all United States export control regulations and no product manufactured by the Company is subject to any export licensing requirement under such laws and regulations, including without limitation Export Administration Regulations (EAR), 15 C.F.R. Parts 730-774, as amended, and regulations governing the manufacture and export of defense articles, defense services and associated technical data, as set forth in the International Traffic in Arms Regulations (ITAR), 22 C.F.R. Parts 120-130, as amended.

6.18.4. The Company is not a party to any contract with, and, since the Company’s formation, has not, to Sellers’ Knowledge, sold or purchased goods and services to or from: (i) any Person who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” “specially designated narcotics trafficker,” or “blocked person,” within the definitions set forth in the Foreign Assets Control Regulations, contained in 31 C.F.R., Subtitle B, Chapter V, as amended (the “OFAC Regulations”), or who otherwise appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A to the OFAC Regulations, (ii) the government, including any political subdivision, agency, or instrumentality, of any country against which the United States maintains economic sanctions or embargos, (iii) a Person who has informed the Company that such person is acting or purporting to act, directly or indirectly, on behalf of, or an entity owned or controlled by, any of the Persons listed in subparagraphs (i)-(ii) above, or (iv) a Person on any other export control, terrorism or drug trafficking related list administered by any Governmental Agency as that list may be amended, adjusted or modified from time to time.

6.18.5. The practices and activities of the Company are in compliance with, and, for the past five (5) years, the Company has maintained compliance with, the regulations administered by the Office of Foreign Assets Control of the US Department of the Treasury, 31 C.F.R., Subtitle B, Chapter V, as amended.

6.18.6. By making the representations in this Section 6.18, Sellers are not assuming any responsibility for what compliance with law may be required for Purchaser’s operation of the Business after the Closing Date.

6.19. Insurance. Schedule 6.19 sets forth a summary of all policies or binders of fire, liability, product liability, worker’s compensation, vehicular and other insurance held by or on behalf of the Company and the Business (specifying the policyholder, the amount of the coverage, the insurer, the type of coverage, the risks insured and any pending claims thereunder). Such policies and binders are valid and binding in accordance with their terms, and are in full force and effect. All general liability policies maintained by or for the benefit of the Company are “occurrence” policies and not “claims made” policies. The Company has no outstanding bonds and other surety arrangements in connection with the operations of the Company or the Business. Schedule 6.19 sets forth a summary of loss experience under each insurance policy.

6.20. Fees or Commissions. Neither Seller (including their officers, directors, stockholders and employees) has employed any broker, agent or finder or incurred any liability for any brokerage fees, agent’s commissions or finder’s fees or other similar obligations in connection with the transactions contemplated hereby.

6.21. Illegal Payments. Neither the Company nor, to Sellers’ Knowledge, any officer, employee or agent of the Company, or any other person or entity on behalf of the Company, has made or authorized any payment of funds of the Company which is prohibited by law.

6.22. Suppliers and Customers. Schedule 6.22 hereto sets forth the ten (10) largest suppliers and ten (10) largest customers of the Business as of the date hereof, based on the dollar amount of purchase and sales for the twelve (12) month period ended on December 31, 2012. To Sellers’ Knowledge, the relationships of the Company with such suppliers and customers are good commercial working relationships and, except as set forth on Schedule 6.22 hereto which also lists all customers and suppliers that are of material importance to the Business, no supplier or customer listed on Schedule 6.22 has cancelled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with the Company or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials for use in the Business or its usage or purchase of the services or products of the Company, except for normal cyclical changes related to customers’ businesses. To Sellers’ Knowledge, no supplier or customer intends, whether as a result of the transactions contemplated hereby or otherwise, to cancel or otherwise substantially modify its relationship with the Company or to decrease materially or limit its services, supplies or materials to the Company, or its usage or purchase of any of the Company’s services or products, and to Sellers’ Knowledge, the consummation of the transactions contemplated hereby will not adversely affect the relationship of the Purchaser with any such supplier or customer. Except as disclosed on Schedule 6.22, the Company has not conducted any product recall, or taken any other similar action (whether voluntary or required by law), with respect to any of the Products.

6.23. Inventories. The inventories of the Company are accounted for on a first-in/first-out basis. The inventories of the Company are current, merchantable, readily usable or saleable in the Ordinary Course of Business and are written down to net realizable market value. No material amount of obsolete, unsaleable, excess or slow-moving inventory is included.

6.24. Real Property.

6.24.1. The Company does not own any land, buildings, structures, plants, facilities and other improvements, and has not prior to the Closing Date.

6.24.2. Other than the respective agreements (the “Real Property Leases”) under which the Company leases the Leased Real Property, the Company is not a party to any leases, subleases, licenses and other agreements under which the Company has the right to use or occupy, now or in the future, any real property. The Company has heretofore delivered to Purchaser true, correct and complete copies of the Real Property Leases (including all modifications, amendments and supplements). To Sellers’ Knowledge, the Real Property Leases are valid, binding and in full force and effect, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Company has valid leasehold interests in the Leased Real Property, in each case free and clear of all Liens other than Permitted Liens. All rent and other sums and charges payable by the Company as tenant thereunder are current. The Company has complied in all material respects with the terms of the Real Property Leases. The Company has not taken any action or omitted to take any action that could permit any lessor (with the giving of notice, the lapse of time, or both) to terminate a Real Property Lease and, to Sellers’ Knowledge, no other termination event or condition or uncured default exists that could permit any lessor (with the giving of notice, the lapse of time, or both) to terminate a Real Property Lease. The Company has not received written notice from any lessor that it is in default in respect of any of its obligations or liabilities pertaining to the Leased Real Property.

6.24.3. Since January 1, 2010 the Company’s sole office has been the Leased Real Property.

6.24.4. To Sellers’ Knowledge, there is no pending, threatened or contemplated condemnation proceeding affecting the Leased Real Property or any part thereof or any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.

6.24.5. The uses to which the Leased Real Property have been put by the Company are permitted uses under applicable zoning ordinances. To Sellers’ Knowledge, the Leased Real Property complies with all applicable building and zoning codes, federal, state and local laws and ordinances (including but not limited to the Americans with Disabilities Act), easements, restrictions and covenants of record.

6.24.6. The Company has direct access to and from the Leased Real Property to dedicated and accepted public streets.

6.24.7. The Company is in peaceful and undisturbed possession of the Leased Real Property.

6.25. Assigned Receivables. All Assigned Receivables of the Company as of the Interim Balance Sheet Date are shown on the Interim Balance Sheet, and all such Assigned Receivables and all Assigned Receivables acquired or generated by the Company subsequent to the Interim Balance Sheet Date have arisen in the Ordinary Course of Business from the sale of the Company’s services and subject to Purchaser performing those services inherent in the customer obligations representing deferred revenue at Closing, constitute valid, undisputed claims of the Company not subject to claims of set off or other defenses or counterclaims and have been collected or are collectable in the aggregate recorded amounts thereof in accordance with their terms, net of the reserve for uncollected accounts set forth in the calculation of Closing Date Net Working Capital.

6.26. Disclosure. This Agreement, the Schedules to this Agreement, and the Exhibits to this Agreement delivered by or on behalf of Sellers in connection with this Agreement and the transactions contemplated hereby are true and complete.

6.27. Accredited Investor. Each Seller is an accredited investor as such term is defined in Regulation D under the Securities Act.

6.28. Investment Intent. Sellers are acquiring the shares of ORBCOMM Stock pursuant to this Agreement for their own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing or otherwise disposing of any of such shares in violation of the Securities Act.

6.29. Investment Decision. Sellers have been afforded the opportunity, directly or through their Representatives, to ask questions of and receive answers from the management of Purchaser concerning the investment in ORBCOMM Stock and have sufficient knowledge and experience in investing in companies similar to Purchaser so as to be able to evaluate the risks and merits of their investment in the ORBCOMM Stock. Sellers acknowledge and affirm that they have completed an investigation, analysis and evaluation of Purchaser that they deemed necessary or appropriate, and that in making their decision to enter into this Agreement, and consummate the Asset Sale they have relied on such investigation, analysis, and evaluation.

6.30. Transfer Restrictions. Company is aware that the shares of ORBCOMM Stock to be issued to Company pursuant to this Agreement have not been registered under the Securities Act or any applicable U.S. state securities laws, and agrees that the ORBCOMM Stock will not be offered or transferred, sold, assigned, pledged, hypothecated, gifted, encumbered or otherwise disposed of except (a) to the Stockholder, (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) pursuant to Rule 144 under the Securities Act or (d) pursuant to any other available exemption from the registration requirements of the Securities Act, if in the opinion of counsel reasonably acceptable to Purchaser such exemption is applicable. After issuance hereunder, Sellers will not transfer any shares of ORBCOMM Stock in violation of the provisions of any applicable U.S. federal or state or other jurisdiction’s securities laws.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

7.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being and as heretofore conducted.

7.2. Authority to Execute and Perform Agreement. Purchaser has the legal right and power and all corporate authority and approvals required to execute and deliver this Agreement and to perform fully its obligations hereunder. Each of this Agreement and the other agreements and other instruments being delivered at the Closing by Purchaser have been duly authorized by all necessary corporate action and have been or will have been duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery hereof by Sellers) are, or will be when executed and delivered, valid and binding obligations of Purchaser enforceable in accordance with their terms. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of Purchaser; (ii) require Purchaser to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority or any other person other than as set forth in Section 7.9; (iii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise cause the termination of or give any other contracting party the right to terminate, cancel or accelerate any obligation or to receive any material benefit under or constitute (or with notice or lapse of time or both would constitute) a default under any contract, or result in the creation of any Lien upon the assets or properties of Purchaser; (iv) violate any Order against, or binding upon, Purchaser or its properties or business; or (v) violate any Law.

7.3. Fees or Commissions. Purchaser (including its officers, directors and employees) has not incurred any liability for any brokerage fees, agent’s commissions or finder’s fees or other similar obligations in connection with the transactions contemplated hereby except as will be paid by Purchaser outside of Closing and without any liability on the part of Sellers.

7.4. Orders. Purchaser is not subject to any Order that would prevent or materially impair or delay the ability of Purchaser to consummate the Asset Sale or to perform its other obligations hereunder.

7.5. Sufficiency of Funds. Purchaser has, and at the Closing will have, sufficient cash on hand or other sources of financing in order to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder, including without limitation payment to the Company of the Closing Cash Amount at the Closing.

7.6. Valid Issuance. The shares of ORBCOMM Stock to be issued to the Company pursuant to Section 4.2 have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Company), except for restrictions on transfer imposed by applicable securities laws.

7.7. SEC Reports; Financial Statements. Purchaser has filed with the SEC all reports, including amendments thereto, required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Purchaser included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of Purchaser and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended. In the case of unaudited interim financial statements, such statements include all adjustments (including normal recurring accruals) necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for the periods presented.

7.8. Absence of Changes. Since the last quarterly report on Form 10-Q filed by Purchaser, there has not been a material adverse effect on Purchaser other than as disclosed by Purchaser in any filing with the SEC. To Purchaser’s knowledge, there has not been any Law or Order adopted or rescinded which would be reasonably expected to have a material adverse effect on Purchaser.

7.9. Governmental Authorizations. Except for (a) the requirements of state securities laws, (b) the filing of appropriate documents with the NASDAQ Stock Market, or (c) the filing of a Form 8-K or a registration statement with respect to common stock with the SEC, if applicable, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 8

COVENANTS

8.1. Conduct of the Business. Sellers agree that, from the date hereof to the Closing, except (a) to the extent otherwise permitted by this Agreement, (b) as expressly required by any Governmental Authority or Law, or (c) as consented to in writing by Purchaser, the Company:

8.1.1. will operate the Business in the Ordinary Course of Business in all material respects, including maintaining Inventories;

8.1.2. will use commercially reasonable efforts to preserve the Business organization intact, to retain the services of its employees and to preserve the Business goodwill and relationships with customers, suppliers, creditors and others having business relationships with it;

8.1.3. will take such action as may be commercially reasonably necessary to preserve the Business properties and assets and to maintain its Permits;

8.1.4. will maintain in full force and effect its insurance policies presently in effect;

8.1.5. will comply with any applicable Law or Order the violation of which would have a Material Adverse Effect;

8.1.6. will promptly advise Purchaser in writing of any Material Adverse Change or any event or circumstance which will, or with reasonable certainty may, result in a Material Adverse Change;

8.1.7. will review with Purchaser all decisions regarding major vendor Contracts, major customer Contracts, major equipment purchases and sales and other major operational decisions;

8.1.8. will not make or commit to make any salary or wage increase with respect to any officer, employee or agent, except as set forth in Schedule 6.12, or enter into, amend or alter any Plan or Benefit Arrangement or any employment or consulting agreement;

8.1.9. will obtain Purchaser’s written approval prior to filing any documents or papers with or making any written representations to the United States Patent and Trademark Office or the patent or trademark offices of any foreign countries;

8.1.10. will not sell, transfer, assign or otherwise dispose of or encumber any of the assets that would be Purchased Assets other than dispositions to unaffiliated purchasers for full value in the Ordinary Course of Business of (1) Inventories, (2) Products, (3) other assets that will not affect the operations of the Business in any material respect, or (4) other assets that are replaced in full by comparable assets prior to the Closing;

8.1.11. will not grant any additional Licenses Out, modify or compromise any existing License Out, settle or compromise any claim of infringement by any third party of any Owned Intellectual Property, or otherwise sell, transfer or encumber any Owned Intellectual Property;

8.1.12. will obtain Purchaser’s written approval prior to leasing, renewing, subleasing, using, selling, or buying any real property interest; and

8.1.13. will not make any agreement or commitment to take any action referred to in subparagraphs 8.1.1 through 8.1.12 above.

8.2. Examinations and Investigations, Confidentiality Agreement. Prior to the Closing Date, Purchaser may, through its respective employees, agents and representatives, make or cause to be made such investigation of the Company and the Business and Purchased Assets as it deems necessary or advisable. Such investigation shall not affect the representations and warranties hereunder. The Company will permit Purchaser and its employees, agents and representatives, on reasonable notice, to have access to the Company’s premises, and books, records and documents during normal business hours, including, but not limited to, the work papers of its accountants, and to furnish such data and other information with respect to the Company, the Purchased Assets and Business as Purchaser shall from time to time reasonably request (“Due Diligence”). Upon the written consent of the Company, such consent not to be unreasonably withheld, Purchaser may also contact the Company’s customers, suppliers and employees in the course of its investigation of the Business and Purchased Assets. All expenses incurred in the course of conducting Due Diligence pursuant to this Section 8.2 shall be borne by Purchaser. Purchaser shall exercise reasonable efforts not to disrupt the business of the Company or the Company’s relationships with its customers, suppliers and employees during the course of Purchaser’s investigations hereunder. Between the date of this Agreement and the Closing Date, all information regarding the Company or the Business received by Purchaser or its representatives in the course of conducting Due Diligence shall be governed by and held in confidence under the terms and conditions of the Confidentiality Agreement, which Purchaser acknowledges shall remain in effect until the earlier of the Closing Date or the termination of this Agreement notwithstanding any provision to the contrary in the Confidentiality Agreement or, if this Agreement is terminated, until such later date as provided in the Confidentiality Agreement.

8.3. Certain Filings, Consents and Action. Sellers and Purchaser shall cooperate with each other in determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other Law, or whether any consents, approvals or waivers are required to be obtained from other parties under Contracts material to the Business in connection with the consummation of the transactions contemplated hereunder, and will cooperate with each other in completing those filings. Upon Closing, and to the extent not otherwise obtained prior to the Closing Date, Sellers will use all commercially reasonable efforts and will immediately seek to obtain all such additional consents, approvals, permits, authorizations or waivers.

8.4. Public Announcement. Sellers and Purchaser shall mutually agree as to the form, timing and substance of any public announcement related to this Agreement or the transactions contemplated hereby, such agreement not to be unreasonably withheld or delayed, and consult with each other as to the form, timing and substance of other public disclosures related hereto; provided, however, that nothing contained herein shall prohibit either party without the agreement of the other party from making any disclosure required by Law or as such party deems necessary under federal or state securities laws.

8.5. Acquisition Proposals. No Seller will, prior to the termination or expiration of this Agreement, directly or indirectly, through any officer, employee, director, stockholder, representative, broker, advisor or agent (i) seek, solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person relating to any acquisition or purchase of the equity or of the Purchased Assets of, or of any profit sharing interest in, Company, or any tender or exchange offer, merger, reverse merger, consolidation, business combination, recapitalization, spin-off, liquidation or dissolution that is part of a plan to transfer assets that would be Purchased Assets to a third party or third parties, or similar transaction involving, directly or indirectly, Company (each an “Acquisition Proposal”), (ii) participate or cooperate in or consider or pursue, any discussions or negotiations regarding an Acquisition Proposal or furnish to any Person information concerning Company for any Acquisition Proposal, or (iii) otherwise solicit or cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any Person to make or enter into an Acquisition Proposal. Sellers shall notify Purchaser in writing within twenty-four hours of any breach of this Section 8.5 or of the receipt of any unsolicited Acquisition Proposal. Sellers shall cause all of their agents, officers, employees, directors, stockholders, and representatives to abide by the terms of this Section 8.5

8.6. Further Assurances. After the Closing, Sellers will, at Purchaser’s reasonable request from time to time and without further consideration, execute and deliver or cause to be executed and delivered to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation (including, without limitation, additional assignments suitable for recording with respect to Intellectual Property) and take such other action as Purchaser may reasonably request so as to fully, effectively and completely sell, assign, transfer to and vest in Purchaser title to and possession of the Purchased Assets. In the event that the Company receives any funds that are the property of Purchaser, it shall promptly forward such funds to Purchaser, and in the event that Purchaser receives any funds that are the property of the Company, it will promptly forward such funds to the Company. Subject to completion of the Closing, from and after the Closing, Purchaser covenants not to sue Sellers for infringement of any Intellectual Property of Purchaser related to the Business occurring on or prior to the Closing Date.

Sellers and Purchaser agree that all utility (including telephone, gas, electric, heat and other utility charges) charges, real and personal property taxes and assessments, rent and proportionate share of charges for incurred operating costs owed to the lessor under any lease which is assumed by Purchaser and other prepaid and deferred expense items which are attributable to periods before and after the Closing Date, shall be prorated between the Company and Purchaser as of the Closing Date.

8.7. Financial Information. Within twenty (20) days after the Closing, Sellers shall deliver to Purchaser the balance sheet of the Company, as of the Closing Date, prepared in accordance with GAAP.

8.8. Third Party Consents. To the extent that the Company’s rights under any item described in this Agreement or any other Purchased Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or would be unlawful, and the Company shall use reasonable efforts in good faith to obtain any such required consents as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the item or Purchased Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, the Company shall act after the Closing as Purchaser’s agent in order to obtain for it the benefits thereunder, including, but not limited to, the Company’s delivery to Purchaser of all revenues generated therefrom, net of the Company’s reasonable and necessary expenses incurred in relation to each such item or Purchased Asset, from Closing Date through and including the date on which consent is obtained, and shall cooperate with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser. Purchaser shall defend, indemnify and hold harmless the Company from, against and in respect of any and all liabilities, losses, damages, deficiencies or expenses resulting from the Company’s agency described in the previous sentence. If such consent is obtained following Closing then such Purchased Asset shall be automatically assigned to Purchaser without any further action on the part of any party hereto.

8.9. Bulk Sales Law. Purchaser hereby waives compliance by the Company with the requirements and provisions of any “bulk transfer” laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets; provided, however, that the Company shall defend, indemnify and hold harmless Purchaser, in accordance with Article 11, against any claims asserted against Purchaser as a result of the failure of the Company to comply with any such laws.

8.10. Cessation of Use of Names; Telephone; Domain Names. Immediately following the Closing, the Company shall cease and desist from using the words or formatives “MobileNet” or any derivations thereof, in connection with any commercial activities or in any trade name, or as part of any trademark or any product or service identification and shall undertake and promptly pursue all necessary action to change its corporate name to a new name not confusingly similar to its current name. The Company shall also use reasonable efforts to transfer to Purchaser the telephone numbers listed on Exhibit 2.1.3. In addition, the Company shall comply with the domain name transfer protocol of the registrar of any domain name used or owned by the Company so as to ensure that transfer of such domain name is timely made to Purchaser.

8.11. Tax Cooperation. The Company, on the one hand, and Purchaser, on the other hand, will provide the other with such cooperation and information as each of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for a refund of Taxes, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or proceeding in respect of Taxes, but only with respect to Taxes imposed upon or related to the operation of the Business or the Purchased Assets. Such cooperation and information shall include providing copies of relevant Tax Returns, or portions thereof, imposed upon or related to the Purchased Assets, together with associated schedules and related work papers and documents relating to rulings or other determinations by taxing authorities.

8.12. Access to Records. Following the Closing, Purchaser shall provide Sellers reasonable access to, or copies of, Business records necessary for the Company to wind up and dissolve under applicable Law. Prior to the destruction by the Company of the Retained Records, the Company shall give Purchaser the right to take possession of such Retained Records, at the expense of Purchaser, provided that Purchaser shall take possession of such records except as limited by Law.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or before the Closing Date, of the following conditions, any of which may be waived in whole or in part by Purchaser in writing delivered to Sellers prior to or at the Closing:

9.1. Representations and Warranties True as of the Closing Date. The representations and warranties of Sellers contained in this Agreement shall be true and correct as of the Closing Date.

9.2. Performance by Sellers. Each of the covenants, agreements and obligations to be performed by Sellers on or before the Closing Date pursuant to the terms hereof shall have been duly performed by Sellers on or before the Closing Date.

9.3. Authority. All actions required to be taken by Sellers to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

9.4. Consents. All notices to, permits, authorizations, approvals, consents and waivers from any Governmental Authority and all third party consents listed on Exhibit 9.4 shall have been made or obtained.

9.5. Assumed Contracts and Assigned Rights. All consents and assignments of the Assumed Contracts and Assigned Rights listed on Exhibit 9.5 shall have been obtained, including an assignment of the Real Property Leases on no less favorable terms than the terms of the existing leases and including estoppel certificates as provided in Section 5.3.8.

9.6. Absence of Litigation. No action, suit or proceeding petitioning a Governmental Authority to forbid or enjoin the consummation of the transactions contemplated under this Agreement shall be pending or threatened in writing. No preliminary or permanent injunction or other Order shall have been issued by any Governmental Authority of competent jurisdiction which remains in effect and restricts the consummation of the transactions contemplated hereby and no Law shall have been enacted by any Governmental Authority that makes consummation of the transactions contemplated hereby illegal.

9.7. No Material Adverse Change. Since the date hereof, there shall not have been any Material Adverse Change to the Company.

9.8. Title. Seller shall deliver good title to all of the Purchased Assets free and clear of Liens except for Permitted Liens.

9.9. Agreement with the Key Employee and Acceptance by a Transferred Employee. On or prior to the Closing Date, the Key Employee shall have entered into a written agreement with Purchaser (containing, among other things, non-disclosure and non-competition covenants) for such Key Employee’s services to Purchaser after the Closing, in form satisfactory to Purchaser. Matthew Mueller shall have accepted in writing Purchaser’s offer of employment as a Transferred Employee.

9.10. Due Diligence. Purchaser shall be satisfied, in its reasonable discretion, with the results of its Due Diligence investigation and the evaluation of the Business.

9.11. Certificate of Indebtedness. Sellers shall have caused Company to prepare and deliver to Purchaser a certificate (the “Certificate of Indebtedness”) certifying as to (a) the amount of Indebtedness of Company outstanding on the Closing Date, and specifying the amount owed to each creditor listed thereon, and (b) the aggregate amount of customer deposits (if any) held by Company as of the Closing Date. Sellers shall have caused the holders of the Company’s Indebtedness to deliver pay-off letters and lien discharges (or agreements to discharge liens conditioned solely on payment in full), each in form satisfactory to Purchaser, with respect to such Indebtedness.

9.12. Discharge of Liens. The Company shall have complied with the requirements of Section 5.3.7 of this Agreement and each Uniform Commercial Code financing statement filed against any of the Purchased Assets (other than any such financing statement in favor of any lender to Purchaser) shall either have been terminated or termination statements with respect thereto in form and substance satisfactory to Purchaser and the Purchaser’s counsel shall have been delivered (or agreed to be delivered upon payment in full) to the Purchaser.

9.13. Tax Clearance Certificate. If requested by Purchaser, Company shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Company or where Company has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject Purchaser to any Taxes of Company. If any taxing authority asserts that Company is liable for any Tax, Company shall promptly pay any and all such amounts and shall provide evidence to Purchaser that such liabilities have been paid in full or otherwise satisfied.

9.14. Other Agreements. Any of the agreements, documents or instruments to be delivered as contemplated under this Agreement by Sellers, not otherwise listed in this Article 9 shall have been executed and delivered by Sellers as applicable.

9.15. FIRPTA Certificate. Purchaser shall have received from the Company a certificate in form and substance reasonably satisfactory to Purchaser, duly executed and acknowledged, certifying that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code.

9.16. Escrow Agreement. Each Seller and the Escrow Agent shall have executed and delivered to Purchaser the Escrow Agreement substantially in the form of Exhibit 9.16 (“Escrow Agreement”) under which the Escrow Amount shall be held by the Escrow Agent for a period of fifteen (15) months to secure the obligations the Sellers may have to indemnify the Purchaser for Losses under this Agreement. The Escrow Agreement shall be in full force and effect.

9.17. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to Purchaser in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to Purchaser and Purchaser’s counsel, and Purchaser shall have received the originals or certified or other copies of all such records and documents as the Purchaser may reasonably request.

ARTICLE 10

CONDITIONS TO OBLIGATIONS OF SELLERS

The obligations of Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or before the Closing Date, of the following conditions, any of which may be waived in whole or in part by Seller in writing delivered to Purchaser prior to or at the Closing:

10.1. Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser contained in this Agreement shall be deemed to have been made again on and as of the Closing Date and shall be true and correct as of the Closing Date.

10.2. Performance by Purchaser. Each of the covenants, agreements and obligations to be performed by Purchaser on or before the Closing Date pursuant to the terms hereof shall have been duly performed by Purchaser on or before the Closing Date, including all payments of cash and deliveries of stock provided for in Section 4.2.

10.3. Authority. All actions required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken, including approval of Purchaser’s Board of Directors.

10.4. Absence of Litigation. No action, suit or proceeding petitioning a Governmental Authority to forbid or enjoin the consummation of the transactions contemplated under this Agreement shall be pending or threatened in writing. No preliminary or permanent injunction or other Order shall have been issued by any Governmental Authority of competent jurisdiction which remains in effect and restricts the consummation of the transactions contemplated hereby and no Law shall have been enacted by any Governmental Authority that makes consummation of the transactions contemplated hereby illegal.

10.5. Other Agreements. Any of the agreements, documents or instruments to be delivered as contemplated under this Agreement by Purchaser, not otherwise listed in this Article 10, shall have been executed and delivered by Purchaser.

10.6. Escrow Agreement. Purchaser and the Escrow Agent shall have executed and delivered to Company the Escrow Agreement and the Escrow Agreement shall be in full force and effect.

10.7. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to Sellers in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to Sellers and their counsel, and Sellers shall have received the originals or certified or other copies of all such records and documents as Sellers may reasonably request.

10.8. Due Diligence. Sellers shall be satisfied, in their reasonable discretion, with the results of their due diligence investigation and the evaluation of the Purchaser.

10.9. No Material Adverse Change. Since the date hereof, there shall not have been any Material Adverse Change to Purchaser.

ARTICLE 11

INDEMNIFICATION

11.1. Survival of Representations and Warranties; Remedies. All representations and warranties, covenants and obligations in this Agreement, the Schedules and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Asset Sale, subject to the provisions of Section 11.6.

11.2. Indemnification by Sellers. From and after the Closing, Sellers, jointly and severally, agree to indemnify and hold Purchaser and its Affiliates harmless from and against any and all Losses incurred by or asserted against Purchaser and its Affiliates or its assigns due to or resulting from: (i) the breach of any representation or warranty of Sellers, or either of them, set forth in this Agreement or the Schedules delivered pursuant to this Agreement (determined without regard to any qualifications therein referencing “material” or any derivative thereof); (ii) a violation or default by either Seller of either Seller’s covenants, obligations or agreements set forth in this Agreement other than for a claim covered by clause (i) or (v) of this Section 11.2; (iii) the Retained Liabilities (including any Liability which is not an Assumed Liability or that Purchaser reasonably determines that it should pay (after having requested payment by Sellers) in order to protect the Business and its reputation from damage as a result of the failure of any Seller or Affiliate thereof to pay, perform or otherwise discharge any such Retained Liability in accordance with its terms); (iv) the Company’s failure to comply with any bulk sales law; and (v) any claims by a third party to an ownership interest in the Developed Software or rights to use trade secrets incorporated in the Developed Software except in connection with such third party’s authorized use of the Products.

11.3. Indemnification by Purchaser. From and after the Closing, Purchaser agrees to indemnify and hold Sellers harmless from and against any and all Losses incurred by or asserted against either Seller due to or resulting from: (i) the breach of any representation or warranty of Purchaser set forth in this Agreement or any certificate or other document delivered pursuant to this Agreement; (ii) a violation or default by Purchaser of Purchaser’s covenants, obligations or agreements set forth in this Agreement; and (iii) the Assumed Liabilities.

11.4. Indemnification Procedures.

11.4.1. Any party seeking indemnification hereunder (the “Indemnified Party”, which term shall include all Indemnified Parties if there be more than one) shall promptly notify the indemnifying party or parties hereto (the “Indemnifying Party”, which term shall include all Indemnifying Parties if there be more than one) of any action, suit, proceeding, demand or breach (an “Indemnity Claim”) with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Article 11 except to the extent of any actual damage or liability caused by or arising out of such failure.

11.4.2. In the event that any Indemnified Party desires to make a claim against an Indemnifying Party under Section 11.2 or 11.3 above in connection with any suit, action, proceeding or demand at any time instituted against or made upon an Indemnified Party by any third party for which the Indemnified Party may seek indemnification hereunder (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party (which shall be the Stockholder if any Seller is an Indemnifying Party) of such Third Party Claim and the Indemnified Party’s claim of indemnification with respect thereto which notice shall include a copy of any documents received in respect to the Third Party Claim. The Indemnifying Party shall have forty-five (45) days after receipt of such notice to notify the Indemnified Party if the Indemnifying Party has elected to assume the defense of such Third Party Claim. If the Indemnifying Party elects to assume the defense of such Third Party Claim, the Indemnifying Party shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing; provided, however, that (i) the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense, (ii) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification, (iii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (not to be unreasonably withheld, conditioned or delayed) unless

(A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (C) the Indemnified Party could not reasonably be expected to have any liability with respect to any compromise or settlement of such claims effected without its consent. Notwithstanding the foregoing, in no event shall the Indemnifying Party be entitled to assume the defense of any such Third Party Claim if (a) such Third Party Claim seeks an injunction or other equitable relief; (b) such Third Party Claim, if adversely determined, could reasonably be expected to result in Losses which, along with any other reasonably foreseeable Losses and any amounts previously paid pursuant to this Article 11, would be in excess of the Representation and Warranty Cap; or (c) such Third Party Claim is made by a governmental or regulatory authority other than for Taxes that could not reasonably be expected to have an adverse impact on Purchaser or its Affiliates (it being understood and agreed that in any such case the Indemnifying Party may participate in the defense of such Third Party Claim with its own counsel at its own expense). If the Indemnifying Party fails to notify the Indemnified Party of its assumption of the defense of such Third Party Claim within forty-five (45) days after receipt of the Indemnified Party’s notice of a Third Party Claim, the Indemnified Party shall be entitled to assume the defense of such Third Party Claim at the expense of the Indemnifying Party. If the Indemnified Party controls the defense of any such claim, the Indemnified Party shall: (i) provide to the Indemnifying Party periodic reports on the status of the claim and such other information as the Indemnifying Party may reasonably request, (ii) allow the Indemnifying Party to participate in the defense of the claim at its own expense, (iii) promptly communicate to the Indemnifying Party all settlement offers given or received in the proceeding and (iv) obtain the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of the claim; provided, however, that if the Indemnifying Party directs the Indemnified Party to accept any monetary settlement offer that does not impose any non-monetary obligations on the Indemnified Party and the Indemnifying Party agrees to be liable for such settlement, and the Indemnified Party refuses to accept such settlement offer, then the Indemnifying Party’s liability for such claim shall be limited to the amount of such settlement offer. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Claim shall be considered Losses for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Claim pursuant to the terms of this Section 11.4 or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim.

11.5. Method and Manner of Paying Indemnity Claims.

11.5.1. In the event of any Indemnity Claim under this Article 11, the Indemnified Party shall advise the Indemnifying Party in writing of the amount and circumstances surrounding such Indemnity Claim. If within thirty (30) days the Indemnifying Party has not contested such Indemnity Claim in writing, then subject to the limitations in Section 11.6, such amount shall be deemed the amount of indemnification to which the Indemnified Party is entitled (the “Indemnified Amount”). Subject to the limitations set forth in Section 11.6, (i) any Indemnified Amount will be payable initially from the Escrow Amount in accordance with the terms of the Escrow Agreement; and (ii) in the event the Escrow Amount is insufficient to cover such claims and recovery thereof is not prohibited pursuant to the provisions of Section 11.6, the

Indemnified Party shall have recourse directly from the Indemnifying Parties pursuant to the procedures set forth in this Section 11.5. Subject to the terms of the Escrow Agreement and applicable securities’ laws, Sellers shall have the right to sell any of the ORBCOMM Stock constituting part of Escrow Amount held by the Escrow Agent pursuant to the Escrow Agreement; provided, that the Sellers instruct the broker handling such sale to deposit all proceeds of any such sale directly with the Escrow Agent to be held as part of the Escrow Amount pursuant to the terms of the Escrow Agreement. With respect to any additional amount indemnifiable by the Indemnifying Party hereunder (over and above the Escrow Amount and if recoverable after consideration of the limitations in Section 11.6), the Indemnifying Party shall pay the full amount thereof within ten (10) days after the expiration of the period in which the Indemnified Party may contest the claim for indemnification. Any Indemnified Amount (or portion thereof) owed by an Indemnifying Party hereunder with respect to any Indemnity Claim which is recoverable notwithstanding the limitations of Section 11.6 and for which sufficient assets are not available to fully satisfy such claim under the Escrow Agreement may be set-off by the Indemnified Party (at the sole option of the Indemnified Party) against any amounts owed by the Indemnified Party to the Indemnifying Party under this Agreement. The unpaid balance of any Indemnified Amount shall bear interest at a rate per annum equal to the prime rate as published in the Wall Street Journal plus two percent (2%) from the due date thereof hereunder.

11.5.2. Any indemnification to which Purchaser is entitled under this Agreement as a result of any Indemnity Claim shall first be satisfied by Purchaser’s recouping all of such Indemnified Amount from the Escrow Amount in accordance with the terms of the Escrow Agreement.

11.6. Limitations on Indemnification.

11.6.1. No Indemnifying Party shall be required to indemnify an Indemnified Party hereunder for any Losses related to or arising directly or indirectly out of any breach of or any inaccuracy in any representation or warranty (other than any breach of or inaccuracy in any representation or warranty made by any Seller in Sections 6.1 (Due Organization and Authority, 6.5 (Authority to Execute and Perform Agreement), 6.14 (Environmental Matters), 6.13 (Employee Benefits), 6.15 (Taxes); 6.18 (Compliance with Laws) and 6.21 (Illegal Payments), indemnification for which shall be as provided below) made by such Indemnifying Party in or pursuant to this Agreement (including the Schedules and Exhibits hereto) (such Losses being collectively referred to herein as the “Representation and Warranty Losses”) except to the extent that the aggregate amount of such Representation and Warranty Losses for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Article 11 exceeds $50,000 (the “Deductible Amount”) (it being understood and agreed that the Deductible Amount is intended as a deductible, and no Indemnifying Party shall be liable for any Representation and Warranty Losses less than the Deductible Amount for which the Indemnified Party is otherwise entitled to indemnification), whereupon the Indemnified Party shall be entitled to be paid the excess of (x) the aggregate amount of all such Representation and Warranty Losses over (y) the Deductible Amount, subject to the limitations on maximum amount of recovery set forth in Section 11.6.2. All Losses (including, but not limited to, any Losses related to or arising directly or indirectly out of any breach of or any inaccuracy in any representation or warranty made by any Seller in Sections 6.1 (Due Organization and Authority), 6.5 (Authority to Execute and Perform Agreement), 6.14 (Environmental Matters), Sections 6.13 (Employee Benefits), 6.15 (Taxes), 6.18 (Compliance with Laws), and 6.21 (Illegal Payments)) other than Representation and Warranty Losses (all such Losses being collectively referred to herein as “Purchase-Price Limited-Losses”) shall be indemnified in their entirety by the Indemnifying Parties and shall not be subject to the limitations set forth in this Section 11.6.1.

11.6.2. The aggregate amount payable by all Indemnifying Parties in respect of Representation and Warranty Losses (other than any breach of or inaccuracy in any representation or warranty made by any Seller in Section 6.10 (Intellectual Property) shall not exceed an amount equal to $750,000 (the “Representation and Warranty Cap”). The aggregate amount payable by Sellers in respect of Losses related to or arising directly or indirectly out of any breach of or inaccuracy in any representation or warranty made by any Seller in Section 6.10 (Intellectual Property) and all claims for indemnification under Section 11.2(v) shall not exceed an amount equal to $1,500,000.

11.6.3. Any indemnification payment made pursuant to Article 11 of this Agreement shall be treated as an adjustment to the Purchase Price for tax purposes.

11.6.4. The aggregate amount payable by all Indemnifying Parties in respect of any Purchase-Price Limited-Loss shall not exceed an amount equal to the Purchase Price, less amounts previously paid or to be paid by such Indemnifying Party pursuant to this Article 11.

11.6.5. No Indemnifying Party shall be liable for: (i) a claim for breach of the portions of Section 6.10 (Intellectual Property) which address title or for indemnification under Section 11.2(v) unless a written claim for indemnification in accordance with this Article 11 is given by Indemnified Party with respect thereto prior to the date which is two (2) years following the Closing Date: or (ii) a claim for any other Representation and Warranty Losses pursuant to this Article 11 unless a written claim for indemnification in accordance with this Article 11 is given by the Indemnified Party to the Indemnifying Party with respect thereto prior to the date which is fifteen (15) months following the Closing Date; except that these time limitations shall not apply to any Losses related to or arising directly or indirectly out of any Purchase-Price Limited-Losses, as to which in each case the applicable statute of limitations shall apply. For purposes of this Section 11.6.5, the portions of Section 6.10 (Intellectual Property) which address title are limited to the representations in Section 6.10.6.1, 6.10.6.3, 6.10.6.7 and 6.10.6.8 hereof.

11.6.6. The amount of Losses for which indemnification is provided under this Agreement will be (i) increased to take account of any Tax cost incurred (grossed up for such increase) by the Indemnified Party arising from the receipt of indemnity payments hereunder (unless such indemnity payment is treated as an adjustment to the purchase price for tax purposes) and (ii) reduced to take account of any Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Losses. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party will be deemed to be subject to the applicable Federal, state, local and/or local country income taxes at the maximum statutory rate then in effect. Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the purchase price for Tax purposes unless a determination (as defined in Section 1313 of the Code) or a similar event under foreign Tax Law with respect to the Indemnified Party causes any such payment not to constitute an adjustment to the purchase price for United States Federal income tax purposes or foreign Tax purposes, as the case may be.

11.6.7. The amount of Losses recoverable by an Indemnified Party under this Article 11 with respect to an indemnity claim shall be reduced by the amount of any payment received by such Indemnified Party (or an Affiliate thereof), with respect to the Losses to which such indemnity claim relates, from an insurance carrier (after deducting reasonable costs and expenses incurred in connection with recovery of such proceeds and premium increases directly related to such insurance claims). An Indemnified Party shall use reasonable commercial efforts to pursue, and to cause its Affiliates to pursue, all insurance claims to which it may be entitled in connection with any Losses it incurs, and the parties shall cooperate with each other in pursuing insurance claims with respect to any Losses or any indemnification obligations with respect to Losses but in no event will an Indemnified Party be required to commence litigation to recover proceeds under its insurance policies. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Losses for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 30 days of receiving such insurance payment, an amount (not to exceed the amount previously paid by the Indemnifying Party under this Article 11 with respect to such claim) equal to the excess of (A) the amount previously received by the Indemnified Party under this Article 11 with respect to such claim plus the amount of the insurance payments received with respect to such claim, over (B) the amount of Losses with respect to such claim which the Indemnified Party has become entitled to receive under this Article 11.

11.7. Exclusive Remedy. Except for claims arising under Section 4.3, Section 14.3 or Article 13 and claims based on fraud, from and after Closing Date the sole recourse and remedy for any and all claims which are or could be the subject of indemnification under this Article 11 shall be indemnification pursuant to this Article 11. Purchaser is not entitled to indemnification pursuant to Article 11 to the extent that the Purchaser has been compensated therefor pursuant to Section 4.3.

ARTICLE 12

TERMINATION

12.1. Termination of Agreement. This Agreement may be terminated under any of the following circumstances by notice given on or before the Closing Date:

12.1.1. By mutual consent of Sellers and Purchaser;

12.1.2. By Purchaser based on the failure of any of the conditions set forth in Article 9 hereof on or before April 30, 2013 other than as a result of a breach by Purchaser of this Agreement;

12.1.3. By Sellers based on the failure of any of the conditions set forth in Article 10 hereof on or before April 30, 2013 other than as a result of a breach by Sellers of this Agreement;

12.1.4. Purchaser shall have the right to terminate if, during the period from the date hereof to the Closing Date, Purchaser shall learn of any fact or condition which is materially at variance with one or more of the warranties or representations of Sellers set forth in this Agreement, or Sellers shall fail in any material respect to perform the covenants of Sellers set forth in Article 8 of this Agreement which by their nature are pre-Closing obligations;

12.1.5. Sellers shall have the right to terminate if, during the period from the date hereof to the Closing Date, Sellers shall learn of any fact or condition which is materially at variance with one or more of the warranties or representations of Purchaser set forth in this Agreement;

12.1.6. Purchaser and Sellers shall each have the right to terminate if a proceeding or formal investigation shall have been commenced by any Governmental Authority or by any other person or entity with respect to any of the transactions contemplated in this Agreement;

12.1.7. Purchaser shall have the right to terminate if a Material Adverse Change to the Company has occurred, or Sellers shall have suffered a material loss or damage to any of the assets to be purchased pursuant to this Agreement, which loss or damage would materially impair the ability of Purchaser to conduct the Business upon consummation of this Agreement;

12.1.8. Sellers shall have the right to terminate if a Material Adverse Change to the Purchaser has occurred.

12.1.9. Either Purchaser or Sellers may, at its or their election, waive any of its or their rights to terminate this Agreement under the provisions of this Article 12, and shall be deemed to have waived such rights upon completion of the Closing under this Agreement;

12.2. Rights upon Termination.

12.2.1. Except as provided in Section 12.2.2, in the event of a termination of this Agreement, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its members, managers, stockholders, directors, employees, agents, or representatives) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder.

12.2.2. In the event either party shall be in breach of Section 8.2 or any Seller is in breach of Section 8.5 hereof, in addition to any rights or remedies provided for in this Agreement the non-breaching party shall have the rights and remedies available at law or equity. Nothing in this Agreement shall impair the right of any party to obtain such equitable remedies, including specific performance, as may be available to it under applicable law and the prevailing party in connection with such equitable action shall be entitled to its reasonable costs and expenses, including legal fees, incurred in connection with such equitable action.

ARTICLE 13

CONFIDENTIALITY AND NON-SOLICITATION

13.1. Confidential Information. As used herein, “Confidential Information” means any information regarding the Business, including a formula, pattern, compilation, list, program, device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The types and categories of information which Purchaser considers to be, and Sellers acknowledge as, Confidential Information include, but are not limited to, the following: the names, addresses, requirements, buying habits and other proprietary information regarding past, present and potential customers, employees and suppliers of the Company; customer and supplier contracts and transactions or price lists of the Company; products, services, programs and processes sold, licensed or developed by the Company; past, present and/or future development projects and ideas, strategic plans and forecasts of the Company; financial reports and information and/or marketing data respecting the conduct of the past, present or future phases of Business of the Company; sales forecasts; experimental and research work; methods of business operations, Technology and trade secrets of the Company; and other information that is proprietary and confidential.

13.2. Agreement Not To Disclose Confidential Information. Beginning on the Closing Date, each Seller agrees to retain the Confidential Information it is or becomes aware of in absolute confidence; not to use or exploit the Confidential Information in any way except in the performance of duties of Stockholder while employed by Purchaser; and not to disclose the Confidential Information directly or indirectly to any person or organization at any time unless Purchaser gives its express written consent to disclosure; provided, however, that Sellers shall be under no such obligation as to information which (a) prior to the time of disclosure by Sellers has become within the public domain through no fault of Sellers, (b) is independently made available to a Seller in good faith by a third party who is not bound by a confidentiality agreement with Purchaser and/or any Affiliate of Purchaser, (c) is required to be disclosed by legal process or proceeding or in connection with completion of financial statements and filing of tax returns by Sellers, or (d) is disclosed by Sellers in connection with the defense or assertion of any claim hereunder or under the documents executed in connection herewith.

13.3. Agreement Not To Interfere With Relationships. Each Seller agrees, for a period of five (5) years following the Closing Date (or if this period is unenforceable, then for such period as shall be enforceable), not to interfere with or adversely affect Purchaser’s relationships in respect of the Business, or such relationships of any Affiliate of Purchaser, with any person, firm, association, corporation or other entity with whom the Company actually did business or had a personal contact prior to the Closing Date. Each Seller will not divert or change, or attempt to divert or change, any such relationship to the detriment of Purchaser and/or any Affiliate of Purchaser or to the benefit of any other person, firm, association, corporation or other entity.

13.4. Agreement Not To Solicit Employees. Each Seller will not, for a period of two (2) years following the Closing Date (or if this period is unenforceable, for such period as shall be enforceable), induce or seek to induce any employee of Purchaser and/or any Affiliate of Purchaser (other than either Stockholder or a family member of a Stockholder) to terminate his or her employment relationship with Purchaser and/or any Affiliate of Purchaser.

13.5. Enforceability. The provisions of this Article 13 shall survive the Closing of the transactions contemplated in this Agreement. Each Seller agrees that because information possessed or obtained by Sellers is proprietary and confidential, Purchaser will suffer irreparable injury for which there is no adequate remedy at law if either Seller violates in any manner any covenant provided in this Article 13. Therefore, Purchaser shall be entitled to obtain a temporary restraining order without prior notice, an injunction and/or other equitable relief without posting security, in addition to all other remedies available to it to prevent breach of the provisions of this Article 13, or any part of it, and to secure the enforcement of such provisions.

ARTICLE 14

MISCELLANEOUS

14.1. Benefit and Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their legal representatives, successors, and assignees. This Agreement may not be assigned by either party, except that Purchaser shall have the right to assign this Agreement to any entity controlled by Purchaser. No such assignment by Purchaser shall relieve Purchaser of its obligations hereunder.

14.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without application of conflicts of laws principles.

14.3. Specific Performance. Each party acknowledges and agrees that the other party or parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party or parties may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter.

14.4. Expenses and Taxes. Except as otherwise provided herein, all expenses incurred in connection with this Agreement, or the transactions herein provided for, shall be paid by either Purchaser or Sellers, whichever incurs such expenses. Sellers shall pay all taxes imposed on Sellers under the laws applicable to the transfer of the Purchased Assets.

14.5. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Any party executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

14.6. Headings. All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

14.7. Amendment, Modification and Waiver. This Agreement may not be modified, amended or supplemented except by the written agreement of Purchaser and Sellers. Any party hereto may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided, however, that no waiver by any party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition. Each amendment, modification, supplement or waiver shall be in writing and signed by the party or parties to be charged.

14.8. Schedules. The Sellers shall be entitled to submit to the Purchaser at the Closing supplements to the Schedules hereto containing any matters or actions solely to the extent occurring after the date hereof (and not prohibited pursuant to the terms hereof) which, if occurring prior to the date hereof, would have been required to be set forth or described on such schedules, which shall update the representations and warranties as of the date hereof, and this Agreement shall be construed for all purposes of this Agreement (other than Section 12.1.4) as so updated; provided, however, that Purchaser shall have the right to terminate this Agreement as a result of any such update to the Schedules hereto to the extent provided in Section 12.1.4.

14.9. Entire Agreement. This Agreement and its exhibits, schedules and other documents expressly required to be delivered at Closing hereunder or delivered herewith represent the entire understanding of the parties as to the subject matter hereof and no provision or document of any kind shall be included in or form a part of this Agreement unless hereafter signed and delivered to the other party or parties by the party to be charged. The Agreement expressly supersedes the letter of intent dated as of January 18, 2013, each executed by Sellers and Purchaser. The Confidentiality Agreement shall bind the parties solely to the limited extent expressly set forth in this Agreement.

14.10. Sellers’ and Purchaser’s Acknowledgment. Sellers and Purchaser expressly agree and acknowledge that they have had sufficient time and opportunity to consider the terms of this Agreement and to consult an attorney of their choice and execute it with full knowledge and understanding of its contents and without having relied on any statement or representation by Purchaser or Sellers, their representatives or anyone retained by them, except as expressly stated herein.

14.11. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

To Sellers:	MobileNet, Inc. 13000 Deerfield Parkway, Suite 325 Milton, Georgia 30004 and William J. Purdie III 1985 Birmingham Road Milton, Georgia 30004

With copy to:	Robert B. Goldberg, Esq. Ellis Funk, P.C. 3490 Piedmont Road, Suite 400 Atlanta, Georgia 30305 Fax: 404-233-2188

To Purchaser:	ORBCOMM Inc. 395 W. Passaic Street, Suite 325 Rochelle Park, NJ 07662 Attn: General Counsel Fax: (703) 433-6400

Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, five (5) days after being mailed as described above, and (d) if sent by written telecommunication with confirmed receipt, when dispatched.

14.12. Disclaimer of Warranties. It is the explicit intent of each party hereto that the Parties are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including, but not limited to, any implied warranty or representation as to the value, condition, merchantability or suitability as to any of the Purchased Assets.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first above written.

ORBCOMM Inc.

By:

Its:

MobileNet, Inc.

By:

Its:

William J. Purdie III

Ruby W. Purdie